EXHIBIT 2.1

EXECUTION COPY

Agreement and Plan of Merger

by and among

Harris Bankcorp, Inc.,

Boundary Acquisition Corporation

and

Merchants and Manufacturers Bancorporation, Inc.

Dated as of July 9, 2007

i

Index of Exhibits

Exhibit 2.03(b)	Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit 2.03(c)	Amended and Restated Bylaws of the Surviving Corporation
Exhibit 6.02	Real Property
Exhibit 6.14(g)	Certain Notices
Exhibit 7.02(c)	Buyer and NewCo’s Officer’s Certificate
Exhibit 7.03(h)	Third Party Consents and Notices
Exhibit 7.03(i)	Company’s Officer’s Certificate

Index of Appendices
Appendix I	Company Disclosure Statement

INDEX OF DEFINED TERMS

TERM	SECTION
Acquisition Proposal	1.01
Affiliate	1.01
Aggregate Merger Consideration	1.01
Aggregate Response Estimate Amount	6.21(a)
Agreement	Preamble
Anti-Money Laundering Laws	1.01
Articles of Merger	2.02
Bank	4.05
Bank Reports	4.06(b)
Business Day	1.01
Buyer	Preamble
Buyer’s Objection Notice	6.02(b)
Change in Control Benefit	4.21(a)
Closing Date	2.02
Closing	2.02
Code	1.01
Commercially Reasonable Efforts	1.01
Common Equivalent Shares	1.01
Community Bank Financial Common Stock	4.05(d)
Company Benefit Plans	4.21(a)
Company Board Recommendation	4.32(a)
Company Certificate	1.01
Company Common Stock	4.04
Company Contract	4.25
Company Earnings	1.01
Company Financial Statement	4.06(a)
Company Leases	4.29(b)
Company Premises	4.22(b)(ii)
Company Qualified Plans	4.21(b)
Company Real Property	4.29(a)
Company Reports	4.08
Company	Preamble
Company 401(k) Plan	6.14(a)
Confidential Information	6.01(a)
Confidentiality Agreement	5.04(a)
Continuing Employee	6.14(c)
CRA Agreement	4.09(d)
CRA	1.01
Disclosure Statement	Preamble to Article IV
Dissenting Share	1.01
DPC Shares	2.04(b)

v

Effective Time	2.02
Encumbrance	1.01
Environmental Condition	1.01
Environmental Laws	1.01
ERISA Affiliate	1.01
ERISA	4.21(a)
Exchange Act	1.01
Family	1.01
FDIC	1.01
Federal Reserve Board	1.01
Financial Statements	1.01
Fortress Bank Common Stock	4.05(e)
Fortress Bank of Cresco Common Stock	4.05(h)
GAAP	1.01
Governmental Approvals	1.01
Governmental Authorization	1.01
Governmental Entity	1.01
Grafton State Bank Common Stock	4.05(c)
Hazardous Substance	1.01
HOEPA	1.01
IDB	1.01
Insider Loan	4.33
Intercompany Agreement	1.01
Iowa Bank	4.07(c)(ii)
IRS	1.01
Knowledge	1.01
Law	1.01
Lend to	5.01(l)
Liability	1.01
Lincoln State Bank Common Stock	4.05(b)
Loan	1.01
Material Adverse Effect	1.01
Maximum Amount	6.10(b)(iii)
MDC	1.01
Merger	Recitals
Minnesota Bank	4.07(c)(iii)
Mortgaged Premises	1.01
NewCo	Preamble
Non-Bank Subsidiary	1.01
Option Consideration	2.07(b)
Order	1.01
Ordinary Course of Business	1.01
OREO	4.14(a)
Organizational Documents	1.01
OSFI	1.01
OTCBB	1.01

Parent	1.01
Participating Company Common Stock	2.04(a)
Participating Facility	1.01
Participating Shareholder	2.06(a)
Participating Shareholder List	2.06(a)
Paying Agent	1.01
Payment Account	2.05
Payment Amount	1.01
Per Share Merger Consideration	1.01
Permitted Assignee	9.07
Person	1.01
Phase I	6.03(a)
Phase I Property	6.03(a)
Phase I Review Period	6.03(a)
Phase II	6.03(a)
Phase II Notice	6.03(a)
Phase II Report	6.03(a)
Proceeding	1.01
Purchase Price Reduction Amount	6.21(e)
Real Property	6.02(a)
Records	1.01
Regulatory Applications	6.12
Response Estimate	6.03(b)
Representatives	1.01
Sarbanes-Oxley Act	1.01
SEC Reports	4.08
SEC	1.01
Securities Act	1.01
Shareholders Approval	4.02
Shareholders Meeting	6.04(a)
Shareholders	1.01
Subsidiary	1.01
Superior Proposal	1.01
Supplemental Disclosure Statement	6.11(b)
Survey	6.02(a)(iii)
Surveyor	6.02(a)(iii)
Surviving Corporation Common Stock	2.04(c)
Surviving Corporation	2.01
Tax	1.01
Termination Plans	6.14(a)
The Reedsburg Bank Common Stock	4.05(f)
Third Party Consents and Notices	6.15
Threatened	1.01
Title Commitment	6.02(a)(i)
Title Documents	6.02(a)(ii)
Title Insurer	6.02(a)(i)

Transaction Expense	1.01
Transaction Expense Estimate	4.37
Trust Account Shares	2.04(b)
Trust Business Successor	4.19(b)
Trust or Agency Agreements	1.01
Trust or Agency Records	4.18
WBCL	1.01
WDFI	1.01
Wisconsin Banks	4.07(c)(i)
Wisconsin State Bank Common Stock	4.05(g)

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 9, 2007, by and among Harris Bankcorp, Inc., a Delaware corporation (the “Buyer”), Boundary Acquisition Corporation, a Wisconsin corporation and wholly-owned subsidiary of the Buyer (“NewCo”), and Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation (the “Company”).

Recitals

Whereas, the Buyer desires to acquire the Company by causing NewCo to merge with and into the Company in accordance with this Agreement, which provides, among other things, that the Company shall be the surviving corporation (the “Merger”); and

Whereas, the board of directors of each of the Buyer, NewCo and the Company deem it advisable that NewCo be merged with and into the Company in accordance with this Agreement; and

Whereas, the parties hereto are desirous of entering into this Agreement for the purpose of effecting the Merger; and

Whereas, as a condition and inducement to the Buyer’s and NewCo’s willingness to enter into this Agreement, contemporaneously herewith each of the members of the board of directors of the Company is entering into a voting agreement with the Buyer whereby such Person agrees to vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger) in any vote put forth to the Shareholders seeking approval of this Agreement or any of the transactions contemplated hereby; and

Whereas, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

Now, Therefore, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

Article I

Definitions

    Section 1.01.Definitions.  In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.01:

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (a) a merger or consolidation or any similar transaction (other than the Merger) of any Person with either the Company or any Subsidiary of the Company, (b) a purchase, lease or other acquisition of all or substantially all of the assets of either the Company or any Subsidiary of the Company, (c) a purchase or other acquisition of beneficial ownership by any Person or group of Persons of any equity securities of, or other proprietary interests in, any Subsidiary of the Company or (d) a purchase or other acquisition of beneficial ownership by any Person or group of Persons of equity securities of, or other proprietary interests in, the Company (i) representing ten percent (10%) or more of the voting power of the Company or (ii) which would cause such Person or group of Persons to become the beneficial owner of equity securities representing fifty percent (50%) or more of the voting power of the Company provided, however, that the transactions relating to the sale of the Iowa Bank described in Schedule 5.01(c) of the Disclosure Statement shall not constitute an Acquisition Proposal.

“Affiliate” shall mean, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, and as to any Person who is a natural Person, shall also include any trust or other estate in which such natural Person has a beneficial interest or as to which such natural Person serves as a trustee or in a similar fiduciary capacity and any Family of such natural Person.  For purposes of this definition, the term “controls” or “controlled by” or “under common control” means (a) possession of ten percent (10%) or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of ten percent (10%) or more of any equity or other economic interest of the specified Person, and the term “Family” means the natural Person’s spouse or former spouse(s), or any other natural Person who is related to the natural Person or the natural Person’s spouse within the second degree, and any other natural Person who resides with such natural Person.

“Aggregate Merger Consideration” shall mean an amount sufficient in the aggregate to make the payments contemplated by Section 2.04(a) hereof and Section 2.07(b) hereof.

“Anti-Money Laundering Laws” shall mean the USA Patriot Act of 2001 and all other anti-money laundering Laws.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which banks in the City of Chicago, Illinois are permitted or required to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.

“Commercially Reasonable Efforts” shall mean the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to achieve such result in a reasonably prompt manner; provided however, an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to the obligation (a) to take actions that would result in a material change in the benefits to such Person of this Agreement and the transactions contemplated hereby (including the Merger) or (b) unless otherwise expressly provided herein, to incur any additional financial obligation (x) in excess of normal and usual filing and processing fees, if any, or (y) which is significant in the context of the particular benefit or objective to be obtained (or significant on an aggregate basis for all such financial obligations).

“Common Equivalent Shares” shall mean the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, treating all Stock Options as having been fully exercised as of such time.

“Company Certificate” shall mean a stock certificate evidencing ownership of share(s) of Company Common Stock.

“Company Earnings” shall mean the amount at a given point in time by which the income accrued by the Company in accordance with GAAP since March 31, 2007 exceeds the expenses accrued by the Company in accordance with GAAP since March 31, 2007.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder.

“Dissenting Share” shall mean a share of Company Common Stock held by a Person who properly exercises (including timely delivery of a notice of intent to demand payment for shares and timely compliance with all other requirements under the applicable provisions of the WBCL) any appraisal or dissenters’ rights or any right to demand the payment of fair value under the applicable provisions of the WBCL with respect to such share.

“Encumbrance” shall mean any charge, claim, community property interest, mortgage, easement, encumbrance, servitude, right of way, deed of trust, deed to secure debt, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” shall mean (a) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at any Phase I Property and which violates any Environmental Law; (b) a Hazardous Substance present in an improvement to, or the soil and/or groundwater at, any Phase I Property which violates any Environmental Law (for the avoidance of doubt, the presence of friable asbestos shall be deemed a violation of Environmental Law for purposes of this Agreement and conversely the presence of non-friable asbestos in good repair and the presence of mold shall be deemed not to violate Environmental Law for purposes of this Agreement); (c) a discharge, emission or release of a Hazardous Substance related to a Phase I Property which violates any Environmental Law; (d) an event or condition that likely has occurred or exists with respect to any Phase I Property which constitutes a violation of any Environmental Law; or (e) any groundwater or soil contamination related to any Phase I Property that requires cleanup, remediation, abatement or restoration under Environmental Law.

“Environmental Laws” shall mean all Laws that:  (a) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (b) regulate or prescribe requirements for air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code or under principles of applicable law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations related thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean the consolidated balance sheet and consolidated statement of financial condition of a Person and its Subsidiaries, and the related consolidated statements of income, changes in shareholders’ equity and cash flow.

“GAAP” shall mean the generally accepted accounting principles in the United States of America consistently applied.

“Governmental Approvals” shall mean all consents, approvals, authorizations or Orders of, and all expirations of waiting periods imposed or administered by, any Governmental Entity which are necessary for the consummation of the Merger, including all consents, approvals and authorizations requested by the Regulatory Applications.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” shall mean any federal, state, local, municipal, foreign or multinational court, administrative agency, arbitrator, instrumentality or commission or other governmental or quasi-governmental authority, including any banking, insurance, securities or other regulatory authorities.

“Hazardous Substance” shall have the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 et seq., and also includes any substance now regulated by or subject to any Environmental Laws.

“HOEPA” shall mean the Home Ownership Equity Protection Act of 1994, as amended.

“IDB” shall mean the Iowa Division of Banking.

“Intercompany Agreement” shall mean all agreements between (a) the Company, on the one hand, and any Subsidiary or Affiliate of the Company, on the other hand, and (b) any Subsidiary of the Company, on the one hand, and any other Subsidiary of the Company or any Affiliate of the Company, on the other hand.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or “to the Knowledge of” shall mean, unless otherwise expressly provided herein, with respect to the Buyer, the actual knowledge of the officer executing this Agreement on behalf of the Buyer after due and diligent inquiry into the matter asserted, with respect to NewCo, the actual knowledge of the officer executing this Agreement on behalf of NewCo after due and diligent inquiry into the matter asserted, and with respect to the Company, the actual knowledge of any of the Company’s Chairman and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel and Chief Risk Officer after due and diligent inquiry into the matter asserted.  For purposes hereof, with respect to the Company, “due and diligent inquiry into the matter asserted” shall mean an inquiry that a reasonably prudent person in the position of any of the officers of the Company identified in the previous sentence would make of those management level employees of the Company or any of its Subsidiaries who (a) have responsibility for the matter in question and (b) such officer reasonably determines could be informed of the transactions contemplated by this Agreement prior to the public announcement of the execution of this Agreement, provided that (x) such employee is the only source of information as to the matter in question, (y) the information may only be obtained from the employee if the officer informs the employee of the transactions contemplated by this Agreement and (z) the officer, after consulting with external legal counsel, has reasonably concluded that the employee, in light of the desire of the parties to maintain the confidentiality of the transactions contemplated by this Agreement prior to their public announcement, should not be informed of the transactions contemplated by this Agreement in order to obtain such information.

“Law”  shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

“Liability” shall mean all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes with respect to or based upon transactions or events heretofore occurring.

“Loan” shall mean any loan or other extension of credit (including letters of credit and letter of credit reimbursement obligations) held by the Company or any Subsidiary of the Company, whether originated by, purchased or otherwise acquired by the Company or any Subsidiary of the Company.

“Material Adverse Effect” shall mean (a) with respect to the Company, any change, event or effect, that is, or will reasonably likely be, materially adverse to (i) the business, assets (including intangible assets), financial condition or results of operations of the Company and the Subsidiaries of the Company, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect with respect to the Company shall not include any changes, events and effects (A) relating to conditions affecting the banking or financial industry as a whole, including changes in general interest rates and deposit rates, the United States economy as a whole, the capital markets in general or the geographical markets in which the Company or any of its Subsidiaries operates, provided such changes, events or effects are not disproportionately adverse to the Company and its Subsidiaries compared to the banking or financial industry as a whole, (B) resulting from the execution of this Agreement or the announcement or consummation of the transactions contemplated herein, including the effects, if any, resulting from Transaction Expenses, including the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts, benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof and disclosed in the Disclosure Statement and the costs of any litigation defending any of the transactions contemplated herein, (C) relating to changes in GAAP, provided such changes, events or effects are not disproportionately adverse to the Company and its Subsidiaries compared to the banking and financial industry as a whole, (D) relating to changes in Law, Orders, or other binding directives issued by any Governmental Entity, provided such changes, events or effects are not disproportionately adverse to the Company and its Subsidiaries when compared to the banking and financial industries as a whole, (E) relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States, provided such changes, events or effects are not disproportionately adverse to the Company and its Subsidiaries compared to the banking or financial industry as a whole or (F) actions or omissions taken or not taken by the Company or any of its Subsidiaries in compliance with this Agreement, and, (b) shall mean with respect to the Buyer and/or NewCo, any change, event or effect that is, or will reasonably likely be, materially adverse to the ability of the Buyer and/or NewCo to consummate the transactions contemplated hereby on a timely basis.

“MDC” shall mean the Minnesota Department of Commerce.

“Mortgaged Premises” shall mean each (a) real property interest (including any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either the Company or any Subsidiary of the Company (as applicable) a lien on or security interest in such real property interest and (b) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either the Company or any Subsidiary of the Company (as applicable) a lien thereon or security interest therein.

“Non-Bank Subsidiary” shall mean, with respect to the Company, any Subsidiary that is not a Bank.

“Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” shall mean the action or inaction of a Person that is consistent with the past practices of such Person and that is taken or not taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) the charter and the articles of association or articles of incorporation and the bylaws of a bank; (g) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (h) any amendment to any of the foregoing.

“OSFI” shall mean the Office of the Superintendent of Financial Institutions or such replacement supervisory or administrative body or Governmental Entity as may be established pursuant to the Bank Act (Canada).

“OTCBB” shall mean the OTC Bulletin Board.

“Participating Facility” shall mean any property in which either the Company or any Subsidiary of the Company (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

“Paying Agent” shall mean Computershare Trust Company of New York, or such other Person appointed by the Buyer to act as Paying Agent under this Agreement.

“Payment Amount” shall mean an amount in cash equal to the Per Share Merger Consideration multiplied by the total number of shares of Participating Company Common Stock immediately prior to the Effective Time.

“Per Share Merger Consideration” shall mean an amount in cash equal to $37.30, as adjusted herein.

“Person” shall mean any individual, corporation, limited liability company, business or other trust, association, general, limited or limited liability partnership, joint venture or other entity, or any Government Entity.

“Proceeding” shall mean any action, claim, dispute, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, asserted, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Records” shall mean all documents microfiche, microfilm and computer records (including magnetic tape, disc storage, card forms and printed copy).

“Representatives” shall mean a Person’s, and such Person’s Subsidiaries’, directors, officers, employees, agents, advisors (including any investment banker or other financial advisor, attorney or accountant), consultants or other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations related thereto.

“Shareholders” shall mean the shareholders of record of the Company.

“Subsidiary” shall mean with respect to any Person (the “Parent”), any Person of which the Parent owns or controls twenty percent (20%) or more of the outstanding equity securities of, or other proprietary interest in, or a quantity of equity securities or other proprietary interests having the right to elect a majority of such Person’s board of directors or similar governing body or otherwise having the power to direct the business and policies of such Person, either directly or through an unbroken chain of Subsidiaries of the Parent, provided, however, there shall not be included any such Person acquired in good faith through foreclosure, or any such Person to the extent that the equity securities or other proprietary interests of such Person are owned or controlled by the Parent in a bona fide fiduciary capacity; provided, further, that the Person listed in subsection (v) of item 1. of Schedule 4.07(a) of the Disclosure Statement shall not be included in the definition of “Subsidiary” set forth in this Agreement.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal which the Board of Directors of the Company determines in its good faith judgment (after taking into account:  (a) the advice of the Company's financial advisor; (b) all the material terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation (including any financing conditions); (c) the likelihood and anticipated timing of consummation; (d) all material legal, financial, regulatory and other aspects of such Acquisition Proposal; and (e) the reputation of the Person making such Acquisition Proposal), is, in the aggregate, more favorable from a financial point of view to the Shareholders, than the Per Share Merger Consideration, this Agreement and the Merger taken as a whole.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits, environmental, customs duty, capital stock, franchise, withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum tax, fee or assessment imposed by a Governmental Entity or pursuant to any Law, including any interest, penalties or additional amounts in respect of the foregoing.

“Threatened” shall mean any demand or statement made (orally or in writing), any notice given (orally or in writing) or the occurrence of any other event or the existence of any other circumstance that would lead a prudent Person to conclude that a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Expense” shall mean any cost, fee or expense paid or incurred at any time, either directly or indirectly, by the Company or any of its Subsidiaries (or by their Shareholders, directors, officers, employees or agents, to the extent such expenses are payable by the Company or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from the Merger or any transaction or action taken with respect to the Merger or otherwise contemplated by this Agreement or any document contemplated hereby or the negotiation and preparation hereof or thereof, including (a) the costs, fees and expenses of lawyers, agents, investment bankers, accountants, consultants and advisors and (b) any other cost, fee or expense identified or otherwise described as a Transaction Expense herein.  Notwithstanding the forgoing, Transaction Expenses shall exclude the items identified as expenses or costs of the Company or its Subsidiaries in Sections 6.02 and 6.03 hereof.

“Trust or Agency Agreements” shall mean any instrument, indenture, declaration, agreement, will, contract, resolution or other document under which a Person acts as an executor, trustee, fiduciary, Representative, agent (including a custodian, paying agent or escrow agent) conservator, guardian or in a similar capacity.

“WBCL” shall mean the Wisconsin business corporation law, as amended.

“WDFI” shall mean the Wisconsin Department of Financial Institutions.

Section 1.02.Principles of Construction.  In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply:  (a) actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including”; (c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement; (d) unless otherwise specified, indications of time of day mean Chicago, Illinois time; (e) all references to Articles, Sections, Schedules, Appendices and Exhibits are to Articles, Sections, Schedules, Appendices and Exhibits in or to this Agreement unless otherwise specified; (f) references to a statute shall refer to the statute, any successor statute, and to all regulations and rules promulgated under or implementing the statute or successor and any amendments thereto, as in effect at the relevant time; (g) references to a Governmental Entity shall also refer to a Governmental Entity that succeeds to the functions of the Governmental Entity; (h) “including” shall mean “including, but not limited to;” (i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (k) all references to dollars ($) shall mean United States currency; (l) words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole unless the context requires otherwise; (m) unless otherwise provided herein, all accounting terms used but not specifically defined herein shall be construed in accordance with GAAP; and (n) unless otherwise provided herein, any references to specific acts, Laws, facts or circumstances contained in any provision hereof which could reasonably be construed to be addressed in a more general provision hereof shall be intended as an amplification of (and not a limitation of) such general provision.  This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

Article II

The Merger

    Section 2.01.The Merger.In accordance with the terms and subject to the conditions of this Agreement, the Buyer, NewCo and the Company shall cause the Merger to be consummated, pursuant to which NewCo will be merged with and into the Company and the separate corporate existence of NewCo shall thereupon cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

    Section 2.02.Closing; Effective Time.Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties, which date shall be no later than the twentieth (20th) Business Day following the date on which all the conditions set forth in Article VII hereof (except those which by their terms can only be satisfied at the Closing) have been satisfied or waived (the “Closing Date”).  The Closing shall take place at the offices of Chapman and Cutler LLP, located at 111 West Monroe Street, Chicago, Illinois, at a time to be mutually agreed upon by the parties.  Prior to the Closing Date, the parties hereto shall cause articles of merger with respect to the Merger (“Articles of Merger”) to be drafted and executed in accordance with the applicable provisions of the WBCL.  The Merger shall become effective on the Closing Date (or on such day thereafter as is permitted by Law and as the Buyer and the Company may agree upon in writing and provide for in the Articles of Merger), at a time mutually agreed upon by the parties and provided for in the Articles of Merger (the “Effective Time”), upon the filing of the Articles of Merger on the Closing Date with the WDFI in accordance with the applicable provisions of the WBCL.

    Section 2.03.Effects of Merger. (a) At and after the Effective Time, the Surviving Corporation shall be governed by the laws of the State of Wisconsin with all of its rights, privileges, powers and franchises unaffected by the Merger, and shall possess all assets and property of every description, whether real, personal or mixed, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of NewCo and the Company, including all debts due on whatever account, all choses in action, and each and every interest of or belonging or due to each of NewCo and the Company, all of which shall vest in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in any of such corporations shall not revert or in any way be impaired by the Merger.  At and after the Effective Time, the Merger shall have the further effects as set forth in the applicable provisions of the WBCL (including Chapter 180, Section 1106 thereof).

        (b)  At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(b) attached hereto and shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the applicable provisions thereof and the WBCL.

        (c)  At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(c) attached hereto and shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the articles of incorporation of the Surviving Corporation and the WBCL.

        (d)  At the Effective Time, (i) the directors of the Surviving Corporation shall be the Persons who were directors of NewCo immediately prior to the Effective Time, and (ii) the officers of the Surviving Corporation shall be the Persons who were officers of NewCo immediately prior to the Effective Time.

    Section 2.04Conversion of Capital Stock.  Subject to the provisions of this Agreement, at the Effective Time:

(a)  Each issued and outstanding share of Company Common Stock that does not qualify as a Dissenting Share or is not cancelled pursuant to Section 2.04(b) (“Participating Company Common Stock”) shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the Per Share Merger Consideration from either the Buyer or from NewCo or its successor.  No interest shall accrue or be payable with respect to the Per Share Merger Consideration.  At and after the Effective Time, each Company Certificate representing share(s) of Participating Company Common Stock, until surrendered as provided in Section 2.06 hereof, shall represent only the right to receive from either the Buyer or from NewCo or its successor the Per Share Merger Consideration with respect to each share of Participating Company Common Stock represented thereby.

(b)  Each share of issued and outstanding Company Common Stock owned of record immediately prior to the Effective Time by the Company, the Buyer or NewCo or any of their respective Subsidiaries, including treasury stock, shall be canceled and retired, and no cash or other consideration shall be payable with respect thereto; provided, however, that shares of Company Common Stock owned of record immediately prior to the Effective Time by the Company, the Buyer or NewCo or any of their respective Subsidiaries (i) in a fiduciary or similar capacity (“Trust Account Shares”) or (ii) in respect of a debt previously contracted (“DPC Shares”) shall not be cancelled and retired as provided above.

(c)  Each issued and outstanding share of the common stock of NewCo shall, ipso facto and without any action on the part of the holder thereof, become and be converted into one (1) issued and outstanding share of the common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), and all of such shares of Surviving Corporation Common Stock shall be owned by the Buyer.  The certificates representing share(s) of common stock of NewCo issued and outstanding immediately prior to the Effective Time of the Merger shall be deemed to represent an identical number of shares of Surviving Corporation Common Stock.

    Section 2.05.Deposit of Payment Amount.  At the Effective Time, the Buyer shall deliver, or shall cause to be delivered, to the Paying Agent, the Payment Amount to be deposited in an account, segregated from all other accounts, for the benefit of the holders of Company Certificates (the “Payment Account”), for exchange in accordance with this Article II.  Any interest earned on the Payment Account shall accrue and be paid to the Buyer.  If a former shareholder of the Company becomes a Participating Shareholder after the Effective Time, the Buyer shall deliver, or cause to be delivered, on the date the Surviving Corporation or its successor receives actual notice of such former shareholder’s status as a Participating Shareholder, an amount in cash equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such former shareholder’s Company Certificate(s) to the Paying Agent to be deposited in the Payment Account. The Buyer or NewCo shall be responsible for paying all fees and expenses of the Paying Agent.

    Section 2.06.Exchange of Shares.  (a) Promptly after the receipt of Shareholder Approval (but not less than three (3) Business Days prior to the Effective Time), the Company shall use Commercially Reasonable Efforts to cause its exchange or transfer agent to deliver to the Buyer, in an electronic format satisfactory to the Buyer, a list, certified by such exchange or transfer agent, of each then holder of Company Common Stock that does not constitute a Dissenting Share (each, a “Participating Shareholder”) setting forth (i) the legal name of each such Participating Shareholder, (ii) the number of shares of Company Common Stock held by each such Participating Shareholder, (iii) the social security number or other Tax identification number of each such Participating Shareholder, (iv) a list of each Company Certificate held by each such Participating Shareholder, setting forth (A) the certificate number of each such Company Certificate, (B) the number of shares of Company Common Stock represented by each such Company Certificate and (C) the date of issuance of each such Company Certificate, (v) the most recent address of each such Participating Shareholder according to the books and records of the Company or its exchange or transfer agent and (vi) any other information with respect to such Participating Shareholders reasonably requested by the Buyer or its Representatives (the “Participating Shareholder List”).  From time to time after delivery of the Participating Shareholder List through the Closing Date, the Company shall supplement or amend the Participating Shareholder List promptly after it becomes aware of any fact or the occurrence of any event (including any transfer of shares of Company Common Stock or a shareholder of the Company becoming a Participating Shareholder by losing or withdrawing dissenter’s or appraisal rights under the applicable provisions of the WBCL) which would render the Participating Shareholder List inaccurate or incomplete in any respect.

        (b)  Subject to the Buyer’s receipt of the Participating Shareholder List, the Buyer shall use Commercially Reasonable Efforts to cause the Paying Agent, as soon as reasonably practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), to send via regular U.S. mail to each holder of a Company Certificate(s) which immediately prior to the Effective Time represented shares of Company Common Stock (other than the Buyer, the Company or any of their respective Subsidiaries with respect to shares held by such entities other than Trust Account Shares and DPC Shares):  (i) a letter of transmittal, which shall be prepared by the Buyer, shall specify that delivery shall be effected and risk of loss and title to any Company Certificates shall pass only upon actual delivery of the same to the Paying Agent, and shall be in such form and contain such other provisions as the Buyer deems necessary or desirable for use in effecting the surrender of the Company Certificates (the “Letter of Transmittal”), (ii) instructions for completing the Letter of Transmittal and effecting the surrender of the Company Certificates pursuant to the provisions of this Agreement and (iii) other appropriate materials required to complete the exchange of the Company Certificates pursuant to this Agreement.  Prior to the Effective Time, the Buyer shall provide the Company with a reasonable opportunity to review the form Letter of Transmittal and instructions thereto.

        (c)  Upon proper surrender of a Company Certificate for exchange and cancellation to the Paying Agent, together with the applicable Letter of Transmittal and related materials, in each case as duly executed and properly completed, the holder of such Company Certificate shall be entitled to receive from the Paying Agent in exchange for each share represented thereby the Per Share Merger Consideration, and the Company Certificate so surrendered shall forthwith be canceled.  No interest shall accrue or be paid on the consideration payable upon the surrender of any Company Certificate for the benefit of the holder of such Company Certificate.  If payment of consideration pursuant hereto is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Company Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Buyer and the Paying Agent that such taxes either have been paid or are not applicable.

(d)  If any holder of a Company Certificate requests payment by means of a wire transfer in his, her or its duly executed and completed Letter of Transmittal, the Paying Agent shall make payment of the consideration such Person is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer sent pursuant to such request shall be charged to the account of and deducted from the proceeds paid to such Person hereunder.

        (e)  The Buyer, NewCo, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyer, NewCo and the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law or Order.  To the extent that amounts are so withheld by the Buyer, NewCo, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect to whom such deduction and withholding was made by the Buyer, NewCo, the Surviving Corporation or the Paying Agent.

        (f)  At any time following the expiration of the sixth (6th) month after the Effective Time, the Surviving Corporation or its successor in interest shall be entitled to any funds which have not been disbursed to former holders of shares of Company Common Stock (including, without limitation, all interest and other income in respect of the Per Share Merger Consideration), and thereafter such holders shall be entitled to look to the Surviving Corporation or its successor in interest (subject to applicable abandoned property, escheat or similar Laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Company Certificates held by them.

        (g)  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.  If, after the Effective Time, any Company Certificate representing such share(s) of Company Common Stock is presented for transfer to the Surviving Corporation or the Paying Agent, such Company Certificate shall be canceled and exchanged as provided in this Article II.

        (h)  Neither the Buyer, NewCo nor the Company nor any of their successors or any other Person shall be liable to any former holder of shares of Company Common Stock for any shares or any dividends or distributions with respect thereto or any consideration delivered in respect of any such shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (i)  In the event any Company Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Company Certificate by the Person claiming such Company Certificate to be lost, stolen or destroyed, and the receipt by the Buyer and the Paying Agent of appropriate and customary indemnification, the owner of such Company Certificate shall be entitled to the payment of the consideration such Person would be entitled to hereunder if such Person surrendered such Company Certificate to the Paying Agent as provided herein.

    Section 2.07.Employee Stock Options. (a) Prior to the Closing Date, the Company shall take or cause to be taken such action as is necessary: (i) to cause any unexercisable options to purchase shares of Company Common Stock (each, a “Stock Option”) granted under any stock option plans or other equity-related plans of the Company, including the Merchants & Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan and the Merchants & Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan (collectively, the “Company Stock Option Plans”) to be accelerated and become exercisable in full effective immediately prior to the Effective Time; (ii) to effectuate the termination upon the Effective Time of all Stock Options outstanding at such time (without regard to the exercise price of such Stock Options); and (iii) to cause, pursuant to the Company Stock Option Plans, each outstanding Stock Option to represent upon the Effective Time solely the right to receive, in accordance with this Section 2.07, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, NewCo, the Surviving Corporation or any other Person or any other consideration.

        (b)  Each holder of a Stock Option shall receive from the Buyer or from NewCo or its successor, in respect and in consideration of each Stock Option so cancelled, as soon as reasonably practicable following the Effective Time, an amount equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of such Stock Option, multiplied by (ii) the total number of shares of Company Common Stock covered by such Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax; provided, however, the payment of the Option Consideration shall be conditioned on an option-holder executing an acknowledgment that the Option Consideration represents the full amount due for all Stock Options held by such option-holder.  In the event that the exercise price of any Stock Option is equal to or greater than the Per Share Merger Consideration, the Option Consideration for such Stock Option shall be zero and such Stock Option shall be cancelled and have no further force or effect.

        (c)  As soon as reasonably practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Stock Options a letter describing the treatment of and payment for such Stock Options pursuant to this Section 2.07 and providing instructions for use in obtaining payment for such Stock Options.

        (d)  The Company hereby represents and warrants to the Buyer that the maximum number of shares of Company Common Stock subject to issuance pursuant to the exercise of Stock Options is not and shall not be at or prior to the Effective Time more than 100,113 shares.

    Section 2.08.Dissenting Shares.  The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by the applicable provisions of the WBCL.  If at any time a holder of a Dissenting Share shall lose or withdraw such holder’s dissenters’ rights or rights to appraisal with respect to such holder’s shares of Company Common Stock, then each such share shall be converted into the right to receive the consideration such Person is entitled to hereunder.  The Company shall give the Buyer (a) prompt notice of any notice of intent to demand payment for shares, any demand for payment, any withdrawal of demand for payment and any other instruments received by the Company in connection with the exercise by Shareholders of their dissenters’ rights pursuant to the applicable provisions of the WBCL and (b) the right to direct all negotiations and Proceedings with respect to notices of intent to demand payment for shares and demand for payment under the applicable provisions of the WBCL.  The Company shall not, except with the prior written consent of the Buyer, (y) make any payment with respect to any such notice of intent to demand payment for shares or demand for payment or (z) offer to settle or settle any such notice of intent to demand payment for shares or demand for payment.

    Section 2.09.Aggregate Merger Consideration; Adjustments to Prevent Dilution.  (a) Notwithstanding anything herein to the contrary, the Buyer and the Company hereby agree that (i) under no circumstances shall the Aggregate Merger Consideration, without taking into account any adjustment to the Per Share Merger Consideration pursuant to Section 6.21 hereof, exceed $139,000,000 (assuming all in the money Company Stock Options are exercised prior to the Effective Time) or $137,160,000 (assuming no Company Stock Options are exercised prior to the Effective Time) and (ii) the Per Share Merger Consideration shall be decreased, as needed, in order to effectuate the provisions of Section 2.09(a)(i) above.

        (b)  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of reclassification, stock split (including reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction in accordance with the provisions hereof, the Per Share Merger Consideration shall be equitably adjusted.

    Section 2.10.Plan of Merger.  The parties hereto hereby agree that the provisions of Article II hereof shall be the provisions of the plan of merger required to be set forth in the Articles of Merger pursuant to the applicable provisions of the WBCL.

Article III

Representations and Warranties of the Buyer and NewCo

The Buyer and NewCo hereby represent and warrant to the Company that:

    Section 3.01.Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Each of the Buyer and NewCo has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted.  Each of the Buyer and NewCo is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except for such failures to be so duly qualified and in good standing that would not have a Material Adverse Effect on the Buyer or NewCo.

    Section 3.02.Authorization.  Each of the Buyer and NewCo has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of the Buyer and NewCo have been duly authorized and approved by all necessary corporate action on the part of the Buyer and NewCo and this Agreement constitutes the legal, valid and binding obligation of the Buyer and NewCo enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

    Section 3.03.Conflicts.  Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement by the Buyer and NewCo do not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provision of the Organizational Documents of the Buyer or NewCo (as the case may be), or any mortgage, indenture, lease, obligation agreement, Governmental Authorization, Order or Law or other instrument or document applicable to the Buyer or NewCo (as the case may be) or their respective properties, other than any of the foregoing which will be cured or waived prior to Closing.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyer or NewCo (as the case may be) in connection with the execution and delivery of this Agreement by the Buyer or NewCo, or the consummation of the transactions contemplated hereby, except for:  (a) the filing of the Regulatory Applications with the appropriate Governmental Entities; (b) the receipt of the Governmental Approvals from the appropriate Governmental Entities; and (c) the filing of the Articles of Merger with the WDFI.

    Section 3.04.Litigation.  There is no Proceeding, pending or, to the Knowledge of the Buyer or NewCo (as the case maybe), Threatened against or affecting the Buyer or NewCo, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of the Buyer or NewCo (as the case maybe) to consummate the transactions contemplated herein or which is seeking to enjoin the consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any Order of any Governmental Entity outstanding as of the date hereof against the Buyer or NewCo or any of the Buyer’s or NewCo's respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

    Section 3.05.Fees.  Other than the financial advisory services performed for the Buyer and NewCo by an Affiliate, neither the Buyer nor NewCo nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Buyer or NewCo in connection with this Agreement or the transactions contemplated hereby.

    Section 3.06.Non-Reportable Transaction of the Buyer or NewCo.  To the Knowledge of the Buyer and NewCo, the transactions contemplated by this Agreement (including the Merger) do not constitute one or more reportable transactions under Treas. Reg. § 1.6011-4 as promulgated under the Code.

    Section 3.07.Financing.  The Buyer has, and will have at the Effective Time, sufficient funds and available capital to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.

    Section 3.08.Anti-Takeover Laws.  Neither the Buyer nor NewCo was, immediately prior to the execution of this Agreement, a "significant shareholder" within the meaning of Section 180.1130 of the WBCL or an "interested stockholder" within the meaning of Section 180.1140 of the WBCL.

    Section 3.09.No Other Representation or Warranty.  Except as expressly set forth in this Article III, neither the Buyer nor NewCo has made any other representation or warranty, express or implied, at law or in equity.

Article IV

Representations and Warranties of the Company

The Company delivered to the Buyer on the date hereof as an appendix to this Agreement a disclosure statement (the “Disclosure Statement”) composed of schedules (a) setting forth information that is disclosed either (i) in response to an express disclosure requirement contained in a provision of this Article IV or (ii) as an exception to one or more representations, warranties or covenants contained in this Article IV or in Article V hereof and (b) referencing, in each case, the specific section, subsection or paragraph of Article IV or Article V hereof relating to such item of disclosure.  The Disclosure Statement attached hereto as Appendix I is incorporated herein and made a part of this Agreement.  Disclosure of any fact or item in the Disclosure Statement referenced by a particular paragraph or section of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section to which its relevance is reasonably apparent.  Subject to the Disclosure Statement, the Company hereby represents and warrants to the Buyer and NewCo that:

    Section 4.01.Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite power and authority, corporate, and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except for such failures to be so duly qualified and in good standing that would not have a Material Adverse Effect on the Company.  The Company is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956 and it is implementing Regulation Y (12 C.F.R. 225.1, et seq.).

    Section 4.02.Authorization.  The Company has the corporate power and authority to enter into this Agreement and, subject to Shareholder Approval, to carry out the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and, subject to Shareholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).  This Agreement and the transactions contemplated thereby, including the Merger and the Plan of Merger shall be adopted and approved by the requisite vote of the Shareholders under applicable Law and the Company’s Organizational Documents if at least a majority of the shares of Company Common Stock are voted in favor of approving this Agreement and the transactions contemplated hereby including the Merger and Plan of Merger (“Shareholder Approval”).

    Section 4.03.Conflicts.  Subject to the second sentence of this Section 4.03, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in the creation of any Encumbrance on any property or assets of the Company or any Subsidiary of the Company or conflict with or result in any violation, breach or termination of, or default or loss of a benefit under, or permit the acceleration of, any provision of the Organizational Documents of the Company or any Subsidiary of the Company, or any mortgage, indenture, lease, obligation, agreement, Governmental Authorization, Order, Law or other instrument or document applicable to, the Company or any Subsidiary of the Company, or their respective properties, in any material respect, other than any of the foregoing which (a) will be cured or waived prior to the Closing Date or (b) are disclosed in Schedule 4.03 of the Disclosure Statement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Shareholder, the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby except for:  (w) the filing of the Regulatory Applications with the appropriate Governmental Entities; (x) the receipt of the Governmental Approvals from the appropriate Governmental Entities; (y) the filing of the Articles of Merger with the WDFI; and (z) the filing of the Proxy Statement with the SEC as provided in Section 6.05

    Section 4.04.Capitalization of the Company.  (a) The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $1.00 per share (“Company Common Stock”), of which 3,662,416 shares (the “Shares”) are issued and outstanding and 107,834 shares of Company Common Stock are held as treasury shares as of the date of this Agreement.  All issued and outstanding shares of Company Common Stock are certificated.   Except for Trust Account Shares and DPC Shares, no shares of Company Common Stock are held by the Company’s Subsidiaries.  As of the date hereof, there are 100,113 shares of Company Common Stock reserved for issuance upon exercise of outstanding Stock Options.  All issued and outstanding shares of Company Common Stock (i) have been duly and validly authorized and issued and are fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as “Section 180.0622(2)(b) of the WBCL”); (ii) have not been issued in violation of any preemptive rights of any current or past Shareholder, with no personal liability attaching to the ownership thereof; and (iii) have been issued in material compliance with all applicable Laws.  Except as set forth in this Section 4.04 or Schedule 4.04(a) of the Disclosure Statement, there are no shares of capital stock or other securities of the Company authorized or issued and outstanding.

        (b)  Except for the Company Stock Option Plans (which includes director and employee stock options), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  Except as set forth on Schedule 4.04(b)(i) of the Disclosure Statement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.  Schedule 4.04(b)(ii) of the Disclosure Statement sets forth as of the date hereof, and will set forth as of the Closing Date, (i) the name of each holder of a Stock Option, (ii) the date each Stock Option was granted, (iii) the number of shares subject to each such Stock Option, (iv) the expiration date of each such Stock Option, and (v) the price at which each such Stock Option may be exercised.  Each Stock Option (w) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued, (x) that is currently outstanding and vested has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (y) that is currently outstanding and vested has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Stock Option, and (z) qualifies for the tax and accounting treatment afforded to such Stock Option in the Company’s tax returns and the Company Reports, respectively.  There are no Shares outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.  Except as set forth on Schedule 4.04(b)(iii) of the Disclosure Statement, to the Knowledge of the Company, there are no contracts, agreements or other commitments in force or effect restricting the transfer of shares of Company Common Stock, relating to the manner in which shares of Company Common Stock can be voted or otherwise affecting any attribute of ownership of shares of Company Common Stock.

        (c)  To the Company’s Knowledge, except as disclosed on Schedule 4.04(c) of the Disclosure Statement, no shares of Company Common Stock are issued and outstanding to a Person that is the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Company Common Stock.

        (d)  The Company Common Stock is duly registered under Section 12(g) of the Exchange Act.

    Section 4.05.Capitalization of the Banks. (a) The Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding capital stock of Lincoln State Bank, Grafton State Bank, Community Bank Financial, Fortress Bank, The Reedsburg Bank, Wisconsin State Bank and Fortress Bank of Cresco (collectively the “Banks” and each a “Bank”) and, except with respect to Fortress Bank of Cresco as provided in Schedule 5.01(c) of the Disclosure Statement, will own all of such capital stock as of the Effective Time.

        (b)  The authorized capital stock of Lincoln State Bank consists of 112,500 shares of common stock, par value $10.00 per share (“Lincoln State Bank Common Stock”).  As of the date hereof, (i) 112,500 shares of Lincoln State Bank Common Stock are issued and outstanding, all of which are owned directly by the Company and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Lincoln State Bank Common Stock are held in treasury.  Each share of Lincoln State Bank Common Stock owned by the Company is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (c)  The authorized capital stock of Grafton State Bank consists of 10,000 shares of common stock, par value $100.00 per share (“Grafton State Bank Common Stock”).  As of the date hereof, (i) 10,000 shares of Grafton State Bank Common Stock are issued and outstanding, all of which are owned directly by Merchants Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Grafton State Bank Common Stock are held in treasury.  Each share of Grafton State Bank Common Stock owned by Merchants Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (d)  The authorized capital stock of Community Bank Financial consists of 4,000 shares of common stock, par value $320.00 per share (“Community Bank Financial Common Stock”).  As of the date hereof, (i) 4,000 shares of Community Bank Financial Common Stock are issued and outstanding, all of which are owned directly by Merchants Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Community Bank Financial Common Stock are held in treasury.  Each share of Community Bank Financial Common Stock owned by Merchants Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (e)  The authorized capital stock of Fortress Bank consists of 15 shares of common stock, par value $20,000.00 per share (“Fortress Bank Common Stock”).  As of the date hereof, (i) 15 shares of Fortress Bank Common Stock are issued and outstanding, all of which are owned directly by Merchants Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Fortress Bank Common Stock are held in treasury.  Each share of Fortress Bank Common Stock owned by Merchants Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (f)  The authorized capital stock of The Reedsburg Bank consists of 40,000 shares of common stock, par value $10.00 per share (“The Reedsburg Bank Common Stock”).  As of the date hereof, (i) 40,000 shares of The Reedsburg Bank Common Stock are issued and outstanding, all of which are owned directly by Merchants New Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of The Reedsburg Bank Common Stock are held in treasury.  Each share of The Reedsburg Bank Common Stock owned by Merchants New Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (g)  The authorized capital stock of Wisconsin State Bank consists of 1,000 shares of common stock, par value $100.00 per share (“Wisconsin State Bank Common Stock”).  As of the date hereof, (i) 1,000 shares of Wisconsin State Bank Common Stock are issued and outstanding, all of which are owned directly by Merchants Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Wisconsin State Bank Common Stock are held in treasury.  Each share of Wisconsin State Bank Common Stock owned by Merchants Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

        (h)  The authorized capital stock of Fortress Bank of Cresco consists of 1,000 shares of common stock, par value $100.00 per share (“Fortress Bank of Cresco Common Stock”).  As of the date hereof, (i) 1,000 shares of Fortress Bank of Cresco Common Stock are issued and outstanding, all of which are owned directly by Merchants Merger Corp. and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) no shares of Fortress Bank of Cresco Common Stock are held in treasury.  Each share of Fortress Bank of Cresco Common Stock owned by Merchants Merger Corp. is free and clear of all Encumbrances of any nature whatsoever and all, options, rights of first refusal, agreements, and restrictions effecting any attribute of ownership, including voting.

    Section 4.06.Company Financial Statements.  The Company has previously made available to the Buyer copies of the following Financial Statements:  (a) the audited consolidated statements of condition, audited consolidated balance sheets, audited consolidated statements of income, audited consolidated statements of changes in stockholders equity and audited consolidated statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (including any related notes thereto), and its unaudited consolidated balance sheet, unaudited consolidated statement of financial condition, unaudited consolidated statement of income, unaudited consolidated statement of changes in shareholders’ equity and comprehensive income and unaudited consolidated statement of cash flows as of and for the three (3) months ended March 31, 2007 (each, a “Company Financial Statement” and, collectively, the “Company Financial Statements”) and (b) the Reports of Income and Reports of Condition for each Bank for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, and for the three (3) months ended March 31, 2007 (the “Bank Reports”).  The Company Financial Statements (x) have been prepared in accordance with GAAP except as may be noted therein, and comply in all material respects with applicable accounting requirements and complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except in the case of unaudited Financial Statements, as permitted by Form 10-Q of the SEC and subject to normal year-end audit adjustments consistent with past experience); and (y) fairly present in all material respects the consolidated financial position and the consolidated results of operations of the Company and its Subsidiaries as of the respective dates or for the periods referred to in such Company Financial Statements, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Company Financial Statements.  The Bank Reports (z) are true and complete in all material respects; (aa) have been prepared in accordance with GAAP except as may be noted therein, as modified by banking regulations; and (bb) fairly present in all material respects the financial position and the results of operations of each Bank as of the respective dates of and for the periods referred to in such Bank reports, subject to normal year-end audit adjustments consistent with past experience in the case of each Bank Report dated March 31, 2007.  No Financial Statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the Company Financial Statements.

    Section 4.07.Subsidiaries of the Company.  (a)  Each Subsidiary of the Company is listed on Schedule 4.07(a) of the Disclosure Statement.  The capitalization of each Subsidiary of the Company, other than the Banks, is listed on Schedule 4.07(a) of the Disclosure Statement.  Except as set forth in Schedule 4.07(a) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company owns directly or indirectly any debt (other than the Loans) or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, bank, bank holding company, entity, association or other Person; provided, however, there shall not be included in the forgoing (i) any marketable securities that can be readily converted into cash, (ii) any security or proprietary interest acquired in good faith through foreclosure, and (iii) any security or proprietary interest to the extent that it is owned or controlled by the Company or a Subsidiary of the Company in a bona fide fiduciary or similar capacity.

        (b)  Each Non-Bank Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease it assets and properties and to carry on its business substantially as they have been and are now being conducted.  Each Non-Bank Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it and the nature of the business transacted by it requires that it be so qualified.  All of the issued and outstanding shares of the capital stock or other proprietary interests of each Subsidiary of the Company have been duly and validly authorized and issued, and are fully paid and non-assessable, except, where applicable, as provided in Section 180.0622(2)(b) of the WBCL.  Except as disclosed on Schedule 4.07(b)(i) of the Disclosure Statement, none of the outstanding shares of capital stock of any Subsidiary of the Company are subject to any preemptive rights of any current or past shareholders of such Subsidiary.  No capital stock or other proprietary interests of any Subsidiary of the Company is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such Subsidiary.  Except as disclosed on Schedule 4.07(b)(ii) of the Disclosure Statement, there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or any Subsidiary of the Company to vote or to dispose of shares of the capital stock or any other proprietary interest of any Subsidiary of the Company or except as otherwise provided herein.  Except as disclosed on Schedule 4.07(b)(iii) of the Disclosure Statement, all of the shares of capital stock or any other proprietary interest of any Subsidiary of the Company are owned free and clear of any Encumbrance.

        (c)(i) Each of Lincoln State Bank, Grafton State Bank, Community Bank Financial, Fortress Bank, The Reedsburg Bank and Wisconsin State Bank (the “Wisconsin Banks”) is a Wisconsin state bank and is duly organized, validly existing and in good standing under the laws of the state of Wisconsin and the applicable rules and regulations of the WDFI Division of Banking and is duly qualified to do business and is in good standing with the WDFI Division of Banking and any other Governmental Entity having jurisdiction over it and in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified.  Each Wisconsin Bank has the power and authority necessary for it to own, operate or lease its assets and properties and to carry on its businesses substantially as they have been and are now being conducted.  Each Wisconsin Bank has trust powers as granted by the WDFI Division of Banking which are in full force and effect.  Each Wisconsin Bank is a member in good standing of the Federal Reserve System and the Federal Home Loan Bank System.  All deposit accounts with each of the Wisconsin Banks are insured by the FDIC with respect to all eligible amounts.

(ii)  Fortress Bank of Cresco (the “Iowa Bank”) is an Iowa state bank and is duly organized, validly existing and in good standing under the laws of the state of Iowa and the applicable rules and regulations of the IDB and is duly qualified to do business and is in good standing with the IDB and any other Governmental Entity having jurisdiction over it and in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified.  The Iowa Bank has the power and authority necessary for it to own, operate or lease its assets and properties and to carry on its businesses substantially as they have been and are now being conducted.  The Iowa Bank has trust powers as granted by the IDB which are in full force and effect.  The Iowa Bank is a member in good standing of the Federal Reserve System and the Federal Home Loan Bank System.  All deposit accounts with the Iowa Bank are insured by the FDIC with respect to all eligible amounts.

(iii)  Effective June 7, 2007, pursuant to the terms of a Purchase and Assumption Agreement dated January 4, 2007 by and between Fortress Minnesota Bank (the “Minnesota Bank”) and Eastwood Bank, as amended by a first amendment dated as of March 22, 2007, the Minnesota Bank sold substantially all of its assets to Eastwood Bank, and effective June 8, 2007 the Minnesota Bank was merged with and into Lincoln State Bank.

        (d)  Schedule 4.07(d) of the Disclosure Statement lists all Intercompany Agreements through the date of this Agreement.  All Intercompany Agreements are in compliance with Federal Reserve Act Sections 23A and 23B and Federal Reserve Board Regulation W and all other applicable Laws.

        (e)  The Company and each of the Banks are in full compliance with applicable minimum capital requirements prescribed by the Federal Reserve Board, the FDIC, the WDFI Division of Banking, the IDB and any other bank regulatory authority having jurisdiction over the Company or any Bank, as the case may be, and each of the Banks are “well capitalized” within the meaning of such term as used in Section 38(b) of the Federal Deposit Insurance Act, as amended, and the applicable regulations promulgated thereunder.

    Section 4.08.Company Reports; Sarbanes-Oxley Act.  (a) Since December 31, 2004, the Company and each Subsidiary of the Company has filed or furnished, as applicable, on a timely basis, and will continue to file or furnish, as applicable, on a timely basis through the Closing Date, all forms, statements, certifications, reports and documents, together with any amendment or supplement required to be made with respect thereto, that it was, or will be, required to file or furnish, as applicable, with (a) the SEC, including any report filed on Form 10-K, Form 10-Q, Form 8-K and all proxy statements (the “SEC Reports”), (b) the Federal Reserve Board, (c) the FDIC, (d) the WDFI Division of Banking, (e) the MDC and (f) the IDB (collectively, the “Company Reports”).  Except as set forth in Schedule 4.08(a) of the Disclosure Statement, as of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of the Company Reports, including the Financial Statements, exhibits, and schedules thereto, complied, and with respect to Company Reports filed or furnished, as applicable, after the date of this Agreement, will at the date of filing or furnishing, as applicable, comply, in all material respects with all of the Laws enforced or promulgated by the Governmental Entity with which they were filed or furnished, as applicable, and did not contain, and with respect to Company Reports filed or furnished, as applicable, after the date of this Agreement, will not on the date of filing or furnishing, as applicable, contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company or any Subsidiary of the Company, no Governmental Entity has initiated any Proceeding or investigation into the business or operations or financial reporting of the Company or any Subsidiary of the Company within the past three (3) years.  There is no unresolved issue, violation, criticism, comment letter or exception by the Federal Reserve Board, the FDIC, the WDFI Division of Banking, the MDC, the IDB, the SEC or any local taxing authority, or other Governmental Entity with respect to any report, examination or statement referred to herein.

        (b)  Neither the Company nor any Subsidiary of the Company is a party to any contract or agreement with any exchange or other securities market, including the OTCBB.

        (c)  The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Company’s Knowledge, such system is effective in providing such assurance.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and, to the Company’s Knowledge, such controls and procedures are effective in ensuring such disclosures and communications, and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (and made summaries of such disclosures available to the Buyer) (A) (l) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.  The Company has made available to the Buyer any written reports and other material correspondence from December 31, 2004 provided by the Company’s external auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.  From December 31, 2004, to the Company’s Knowledge, no material complaints from any source regarding questionable accounting or auditing matters have been received by the Company.  The Company has made available to the Buyer a summary of all complaints or concerns made from December 31, 2004 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law, which relate to financial reporting, internal controls and related matters.

        (d)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct.  For purposes of this Section 4.07(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary of the Company has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Oxley-Act, other than extensions of credit to which Section 13(k)(3) of the Exchange Act applies.

        (e)  Neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any director, officer, or internal or external auditor of the Company or any of the Subsidiaries of the Company has received or otherwise had or obtained actual knowledge of any substantive and material complaint, allegation, assertion or claim, whether written or oral, that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices.  No current or former attorney representing the Company or any Subsidiary of the Company has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company.

        (f)  To the Company’s Knowledge, no employee of the Company or any Subsidiary of the Company has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws described in Section 806 of the Sarbanes-Oxley Act by the Company or any Subsidiary of the Company.

    Section 4.09.Compliance with Laws.  (a) Except as disclosed in Schedule 4.09(a) of the Disclosure Statement, the businesses of the Company and any Subsidiary of the Company are not being conducted in material violation of, and since December 31, 2004 neither the Company nor any Subsidiary of the Company has materially violated, any applicable Law or Order.

        (b)  The policies, programs and practices of the Company and the Subsidiaries of the Company relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with all applicable Laws governing employment and terms and conditions of employment.  Except as set forth in Schedule 4.09(b) of the Disclosure Statement, there are no disputes, claims, or charges pending or, to the Knowledge of the Company, Threatened, against the Company or any Subsidiary of the Company alleging breach of any express or implied employment contract or commitment, or material breach of any applicable Law relating to employment or terms and conditions of employment, and, to the Knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

        (c)  Except as disclosed in Schedule 4.09(c) of the Disclosure Statement, no investigation or review by the Federal Reserve Board, the FDIC, the WDFI Division of Banking, the MDC, the IDB, the SEC or any other regulator of the Company or any Subsidiary of the Company with respect to the Company or any Subsidiary of the Company is pending, or to the Knowledge of the Company, Threatened, nor, to the Knowledge of the Company, has any Governmental Entity indicated to the Company or any Subsidiary of the Company an intention to conduct the same, other than normal bank regulatory examinations.

        (d)  Each of the Company and its Subsidiaries is, where applicable, in material compliance with the applicable provisions of the CRA.  Except as disclosed in Schedule 4.09(d)(i) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has any written or oral agreements with nongovernmental Persons regarding CRA activities (each, a “CRA Agreement,” and collectively, the “CRA Agreements”).  The Company and each Subsidiary of the Company is in material compliance with the terms of each CRA Agreement, if any.  As of the date of this Agreement, except as disclosed in Schedule 4.09(d)(ii) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has been advised or given notice of (i) the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause the Company or any Subsidiary of the Company to fail to be in full compliance with the provisions of CRA or (ii) any protest filed against the Company or any Subsidiary of the Company under CRA or the existence of any fact that would cause the Company or any Subsidiary of the Company to believe any transaction involving the Company or any Subsidiary of the Company will be the subject of a CRA protest.  None of the Banks have ever received a CRA rating from the applicable regulatory authority which is less than “satisfactory” since January 1, 2000.

        (e)  The CRA rating of each Bank as of the date hereof is listed on Schedule 4.09(e) of the Disclosure Statement.

        (f)  Each Bank has developed and implemented a privacy policy in material compliance with applicable Laws (including the Gramm-Leach-Bliley Act) with respect to personal customer information and has provided a copy of such privacy policy to all Persons entitled to receive such policy in material compliance with all applicable Laws.  Each Bank has obtained any and all necessary consents from its customers with regard to the collection and dissemination by it of personal customer information in connection with its business in accordance with its privacy policy and any applicable Laws.  Each Bank’s practices regarding the collection and use of personal customer information in connection with its business are and have been in accordance with such privacy policy and with such applicable Laws.  Each Bank has obtained all necessary agreements and assurances from its third party service providers used in connection with its business that such service providers are in material compliance with any applicable privacy Laws.

        (g)  Except as set forth in Schedule 4.09(g)(i) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company is a party to any agreement or consent decree with, or directive, letter or order issued by the Federal Reserve Board, the FDIC, the WDFI Division of Banking, the MDC, the IDB, the SEC or any other Governmental Entity which imposes any restrictions or requirements with respect to the conduct of the Company or a Subsidiary of the Company’s business.  Set forth on Schedule 4.09(g)(ii) of the Disclosure Statement is a list of all pending requests of the Company or any Subsidiary of the Company to the Federal Reserve Board, the FDIC, the WDFI Division of Banking, the MDC, the IDB, the SEC or any other Governmental Entity seeking authority to perform any action or approval of any filing.

        (h)  Except as set forth in Schedule 4.09(h) of the Disclosure Statement, the Company and each Subsidiary of the Company has obtained and holds each material Governmental Authorization required to be obtained and held by the Company or any Subsidiary of the Company to operate the business of, or hold any of the assets owned or used by, the Company or any Subsidiary of the Company, and each such Governmental Authorization is valid and in full force and effect and has never been suspended or revoked for any reason.

    Section 4.10.Litigation.  Except as disclosed in Schedule 4.10 of the Disclosure Statement, there is no Proceeding pending or, to the Knowledge of the Company, Threatened against the Company or any Subsidiary of the Company, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages in excess of $50,000 against the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees or agents, in their capacities as such or seeking removal of any such officer, director, employee or agent, or which, if adversely determined, would materially affect the ability of the Shareholders or the Company to consummate the transactions contemplated herein or which is seeking to enjoin the consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any Order of any Governmental Entity outstanding against the Company or any Subsidiary of the Company or any of the Company’s or any of its Subsidiaries’ respective officers, directors, employees or agents, in their capacities as such or, to the Knowledge of the Company, the Shareholders, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

    Section 4.11.Intellectual Property.  The Company and its Subsidiaries have the unrestricted right and authority, and the Surviving Corporation and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all material patents, trademarks, servicemarks, software, licenses, know-how, and other proprietary rights as is necessary to enable them to conduct and to continue to conduct all phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, copyright, trademark, service mark, trade name or any other right of any Person.

    Section 4.12.Taxes.  (a) Except as disclosed in Schedule 4.12(a)(i) of the Disclosure Statement, the Company and each Subsidiary of the Company have each timely filed all Tax and information returns required to be filed (all such returns are true and complete in all material respects).  The Company and each Subsidiary of the Company and have paid (or the Company has paid on behalf of a Subsidiary of the Company), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes required to be paid in respect of periods through the end of the calendar month next preceding the date hereof and at Closing, as of the Closing Date.  Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax, assessment or governmental charge.  No deficiencies for any Taxes have been assessed or, to the Knowledge of the Company, proposed or asserted against the Company or any Subsidiary of the Company that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to.  Except as disclosed in Schedule 4.12(a)(ii) of the Disclosure Statement, the Tax returns of the Company and each Subsidiary of the Company have not been audited by the IRS or any similar state or local agency.  Neither the Company nor any Subsidiary of the Company is a party to any Proceeding by any Governmental Entity for the assessment or the collection of Taxes.  All deferred Taxes of the Company and each Subsidiary of the Company have been accounted for in accordance with GAAP consistently applied.  The Company and each Subsidiary of the Company have properly accrued for all real estate taxes in accordance with GAAP.

        (b)  The Company has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group.  Neither the Company nor any Subsidiary of the Company is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company or any Subsidiary of the Company.

        (c)  The Company and each Subsidiary of the Company have each withheld amounts from its employees, the Shareholders, borrowers and holders of public deposit accounts in material compliance with the Tax withholding provisions of applicable Laws; filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made; and notified all employees, Shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in material compliance with applicable Tax Laws.

        (d)  The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code.  Neither the Company nor any Subsidiary of the Company has any Liability for Taxes owed by any Person (other than the Company or a Subsidiary of the Company), including, without limitation, (i) as a transferee, assignee or other successor or (ii) pursuant to a Tax sharing agreement or other contract.  The Company has neither agreed to nor is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting methods or otherwise.

        (e)  Neither the Company nor any Subsidiary of the Company has participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4.  Neither the Company nor any Subsidiary of the Company has acted as a Tax shelter organizer for the purposes of Code Section 6111 and Section 6112.  Except as disclosed on Schedule 4.12(e) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has invested in any transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

        (f)  The Company has never elected under Section 1362 of the Code (or under any analogous or similar provision of state or local law in any jurisdiction where the Company files its Tax returns) to be treated as an “S” Corporation for the state(s) or federal tax purposes.

    Section 4.13.Insurance.  The Company and each Subsidiary of the Company maintains in effect all insurance required to be carried by Law or by any agreement by which they are bound.  All material claims under all policies of insurance maintained by the Company and each Subsidiary of the Company have been filed in due and timely fashion.  Neither the Company nor any Subsidiary of the Company has had an insurance policy canceled by the issuer of the policy within the past five (5) years.  Schedule 4.13 of the Disclosure Statement contains a description of all individual claims in excess of $50,000, and aggregate annual claims of more than $50,000, filed by the Company or any Subsidiary of the Company in the past five (5) years from the date hereof.

    Section 4.14.Loans; Investments.  (a) Except as otherwise disclosed in Schedule 4.14(a)(i) of the Disclosure Statement, (i) each Loan originated by the Company or one of its Subsidiaries is evidenced by written documentation issued in the Ordinary Course of Business of the Company or a Subsidiary of the Company, (ii) each Loan constitutes the legal, valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the Knowledge of the Company, each obligor named therein, and is enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines and (iii) to the Knowledge of the Company, no obligor named in any Loan is seeking to avoid the enforceability of the terms thereof under any bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines and no Loan is subject to any valid and enforceable defense, offset or counterclaim.  Except as otherwise disclosed in Schedule 4.14(a)(ii) of the Disclosure Statement, all Loans originated by the Company or any Subsidiary of the Company, and to the Knowledge of the Company, all Loans originated by any Person other than the Company or any Subsidiary of the Company, were originated in material compliance with all applicable Laws in accordance with the customary lending standards of the originator thereof, and the industry in which the originator operated and in the Ordinary Course of Business of the originator thereof.  In underwriting, purchasing, servicing, collecting and discharging Loans, either for its account or the account of others, the Company and each Subsidiary has complied in all material respects with all applicable Laws and has performed such function in the Ordinary Course of Business.  Except as set forth in Schedule 4.14(a)(iii) of the Disclosure Statement, all Loans are, and at the Closing Date will be, free and clear of any Encumbrance other than an Encumbrance in favor of the Company or a Subsidiary of the Company, and the Company and each Subsidiary of the Company, as applicable, has complied, and at the Closing Date will have complied, in all material respects, with all Laws relating to the Loans.  The Company has not and does not engage in predatory lending or make predatory loans.  All Loans that are secured are evidenced by appropriate and sufficient ancillary security documents and are so secured by valid, perfected and enforceable Encumbrances.  Except as set forth on Schedule 4.14(a)(iv) of the Disclosure Statement, there are no Loans or other assets of the Company or any Subsidiary of the Company that have been classified by examiners or otherwise as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful”, “Loss” or words of similar impact as of the date hereof.  Except as set forth on Schedule 4.14(a)(v) of the Disclosure Statement, the Company has no “Other Real Estate Owned” (“OREO”) as of the date hereof.

        (b)  All guarantees of indebtedness owed to the Company or any Subsidiary of the Company, including those of the Federal Housing Administration, the Small Business Administration, and other Governmental Entities, are legal, valid and enforceable with respect to the Company or a Subsidiary of the Company and, to the Knowledge of the Company, the other party thereto, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines.

        (c)  Except as set forth on Schedule 4.14(c) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

        (d)  Except as set forth in Schedule 4.14(d)(i) of the Disclosure Statement and except for pledges to secure public and trust deposits and repurchase agreements entered into in the Ordinary Course of Business, none of the investments reflected in the Company’s balance sheet dated as of December 31, 2006, and none of the investments made by the Company or any Subsidiary of the Company since December 31, 2006, is subject to any restriction, whether contractual or statutory, which impairs the ability of the Company or any Subsidiary of the Company freely to dispose of such investment at any time.  With respect to all repurchase agreements to which the Company or any Subsidiary of the Company is a party, the Company or a Subsidiary of the Company (as applicable) has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the obligations secured by such collateral under such agreement.  Except as set forth in Schedule 4.14(d)(ii) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other Person has the right, either conditionally or absolutely, to require the Company or any Subsidiary of the Company to repurchase or otherwise reacquire any such assets.  Set forth on Schedule 4.14(d)(iii) of the Disclosure Statement is a complete and accurate list of each investment in debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Subsidiary of the Company, showing as of December 31, 2006, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

    Section 4.15.Allowance for Loan Losses.  The allowance for loan losses shown on the Company Financial Statements dated as of December 31, 2006, as of such date was in the reasonable judgment of the Company’s management adequate based upon the requirements of GAAP and all applicable Governmental Entities to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on Loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Governmental Entities.

    Section 4.16.Investment Management and Related Activities.  Except as disclosed in Schedule 4.16(a) of the Disclosure Statement, neither the Company, nor any Subsidiary, or former Subsidiary of the Company within the last five years, has been or is a party to any agreement, contract or other arrangement through which the Company or its Subsidiaries, or former Subsidiaries within the last five years, formerly or currently provide investment advisory services to any Person.  Except as disclosed in Schedule 4.16(b) of the Disclosure Statement, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

    Section 4.17.Trust or Agency Agreements.  (a)

(i)  Except as provided in Schedule 4.17(a)(i) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has taken any action, nor omitted to take any action, which would, or with the giving of notice or the passage of time or both could, constitute a material default or a material violation of any fiduciary duty under any Trust or Agency Agreement or cause the Company or any Subsidiary of the Company to be subject to claims for material damages, material surcharge, disqualification or removal from any capacity which anyone of them now occupies with respect to any Trust or Agency Agreement, nor has the Company nor any Subsidiary of the Company been so subject to claims for material damages, material surcharged, disqualified or removed from any such capacity;

(ii)  Except as provided in Schedule 4.17(a)(ii) of the Disclosure Statement, each Trust or Agency Agreement, and any amendment or modification thereto, in effect as of the date hereof was duly executed and delivered (or accepted) by, and constitutes a legal, valid and binding obligation of, the Company or one of the its Subsidiaries and, to the Knowledge of the Company, each other party thereto, and is enforceable against the Company or one of its Subsidiaries as the case may be and, to the Knowledge of the Company, each other party thereto in accordance with its terms;

(iii)  Except as provided in Schedule 4.17(a)(iii) of the Disclosure Statement, no claim has been made against the Company or any Subsidiary of the Company and no notice has been received by the Company or any Subsidiary of the Company questioning the validity or enforceability of any Trust or Agency Agreement in effect as of the date hereof or asserting any default or violation of any duty thereunder; and

(iv)  Except as provided in Schedule 4.17(a)(iv) of the Disclosure Statement, to the Knowledge of the Company, (A) there has been no event of default or violation of any duty by any other party to any Trust or Agency Agreement in effect as of the date hereof, and (B) no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both could, constitute a material default or material violation of any duty by any other party to any Trust or Agency Agreement in effect as of the date hereof.

        (b)  The Company and each Subsidiary of the Company is eligible and qualified to act under each Trust or Agency Agreement in effect as of the date hereof to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement in effect as of the date hereof.

    Section 4.18.Trust or Agency Records.  All Records maintained by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements (“Trust or Agency Records”) have been kept in compliance with the Company’s customary practice and in material compliance with applicable Law and the applicable Trust or Agency Agreement.  The Company and each of its Subsidiaries has maintained all material Trust or Agency Records that it is required to maintain pursuant to applicable Law or the applicable Trust or Agency Agreement.

    Section 4.19.Trust or Agency Standards.  (a) The Trust or Agency Records are retained, protected and duplicated in material compliance with prudent fiduciary practices, reasonable and customary industry practices, and applicable legal and regulatory requirements.  The Trust or Agency Records reflect all material dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with management’s general or specific authorizations, and (ii) such transactions are recorded in conformity in all material respects with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

        (b)  Neither the Company nor any Subsidiary of the Company has performed a custody audit.  Except as set forth in Schedule 4.19(b) of the Disclosure Statement, all assets held pursuant to the Trust or Agency Agreements have been transferred to the bank listed on Schedule 4.19(b) of the Disclosure Statement (the “Trust Business Successor”) and the liabilities associated with such Trust or Agency Agreements have been assumed by the Trust Business Successor.  Schedule 4.19(b) of the Disclosure Statement describes the status and anticipated disposition of the assets the Company or one of its Subsidiaries presently holds pursuant to a Trust or Agency Agreement, if any.

        (c)  The data and transaction processing services of the Company or any Subsidiary of the Company, as the case may be, are of the quality generally maintained by businesses similarly situated and are adequate in all material respects for the performance of the business of the Company or any Subsidiary of the Company, as the case may be.

    Section 4.20.Compliance with Law; Trust or Agency Agreements.  The Company and its Subsidiaries are in material compliance with all requirements and obligations applicable to them under the Trust or Agency Agreements and under all Laws and Orders applicable to the Trust or Agency Agreements or the conduct of the business of the Company and its Subsidiaries.

    Section 4.21.Company Benefit Plans. (a) Schedule 4.21(a)(i) of the Disclosure Statement contains a true and complete list, including all amendments thereto, of each compensation, consulting, restricted stock, pay roll practice, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock ownership, stock appreciation right, phantom stock right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement and any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or any Subsidiary of the Company or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (“ERISA”), which the Company, the Surviving Corporation any Subsidiary of the Company or an ERISA Affiliate maintains, to which the Company, any Subsidiary of the Company or an ERISA Affiliate contributes, or under which any employee, former employee, director or former director of the

Company, any Subsidiary of the Company or an ERISA Affiliate is covered or has benefit rights and pursuant to which any Liability of the Company, any Subsidiary of the Company or an ERISA Affiliate exists or is reasonably likely to occur (the “Company Benefit Plans”).  The Company has made available to the Buyer true and correct copies of (a) each written Company Benefit Plan (and all amendments thereto), (b) current summary plan description, trust agreement and insurance contracts with respect to any Company Benefit Plan, and (c) the most recent actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect to any Company Benefit Plan.  Except as set forth in Schedule 4.21(a)(ii) of the Disclosure Statement, neither the Company, any Subsidiary of the Company nor an ERISA Affiliate maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to any employee or former employee or director or former director of the Company, any Subsidiary of the Company or an ERISA Affiliate or their respective beneficiaries, or other provisions, which would cause an increase in the Liability of the Company, the Surviving Corporation, any Subsidiary of the Company or an ERISA Affiliate or the Buyer, as a result of the transactions contemplated by this Agreement or any related action thereafter (a “Change in Control Benefit”).  The term “Company Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 4.21, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.  Except as disclosed in Schedule 4.21(a)(iii) of the Disclosure Statement, no Company Benefit Plan or benefit plan of an ERISA Affiliate is a multi-employer plan within the meaning of Section 3(3) of ERISA.  All payments and other compensation paid or payable by the Company, any Subsidiary of the Company or of an ERISA Affiliate under this Agreement, the Company Benefit Plans or benefit plan of an ERISA Affiliate or otherwise, to or for the benefit of any employee or director or former employee or director of the Company, any Subsidiary of the Company or of an ERISA Affiliate, are in material compliance with all applicable Laws.

        (b)  Except as set forth on Schedule 4.21(b)(i) of the Disclosure Statement, each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is intended to be qualified under Section 401(a) of the Code (“Company Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.21(b)(ii) of the Disclosure Statement), and there exist no circumstances likely to adversely affect the qualified status of any such Company Qualified Plan.  All such Company Qualified Plans or other benefit plans or programs established or maintained by the Company or any Subsidiary of the Company or to which the Company, any Subsidiary of the Company or ERISA Affiliates contribute are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing Date) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans or Qualified Plans of a Subsidiary of the Company or of an ERISA Affiliate.  Neither the Company, any Subsidiary of the Company nor an ERISA Affiliate maintains or has maintained within the last five years, a defined benefit pension plan which is subject to Title IV of ERISA.  All accrued contributions and other payments required to be made by the Company, any Subsidiary of the Company or an ERISA Affiliate to the Company Benefit Plans or other benefit plans have been made or reserves adequate for such purposes have been set aside through the date hereof and at Closing, through the Closing Date.  Except as set forth in Schedule 4.21(b)(iii) of the Disclosure Statement, neither the Company, any Subsidiary of the Company nor an ERISA Affiliate is in default in performing any of its respective contractual obligations under any of the Company Benefit Plans or other benefit plans or any related trust agreement or insurance contract, and there are no outstanding Liabilities of any such Company Benefit Plan or other benefit plans other than Liabilities for benefits to be paid to participants in such Company Benefit Plan or other benefit plans and their beneficiaries in accordance with the terms of such Company Benefit Plan or other benefit plans.

        (c)  There is no pending or, to the Knowledge of the Company, Threatened Proceeding (other than benefit claims made in the Ordinary Course of Business) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company, any Subsidiary of the Company or an ERISA Affiliate which allege violations of applicable Law which are reasonably likely to result in a liability on the part of the Company, any Subsidiary of the Company or an ERISA Affiliate or any such plan.

        (d)  The Company and each Subsidiary of the Company and, to the Knowledge of the Company, all other Persons having fiduciary or other responsibilities or duties with respect to the Company Benefit Plans are and have since the inception of each such Plan been in material compliance with, and each such Plan is and has been operated in material compliance with, its provisions and in material compliance with the applicable Laws governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable Law.  Except as set forth in Schedule 4.21(d) of the Disclosure Statement, no Company Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code.  All Company Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA and other applicable Law.

        (e)  Neither the Company, any Subsidiary of the Company nor an ERISA Affiliate has incurred, nor to the Knowledge of the Company is reasonably likely to incur, any material liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by the Company, any Subsidiary of the Company or an ERISA Affiliate.

        (f)  Except as set forth on Schedule 4.21(f) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has made any payments, or is or has been a party to any agreement (including the Company Benefit Plans) that under any circumstances could obligate the Company or any Subsidiary of the Company to make payments that are or will not be deductible because of Section 280G of the Code.

        (g)  Subject to any requirements or prohibitions under the Health Insurance Portability and Accountability Act, Schedule 4.21(g)(i) of the Disclosure Statement describes any obligation that the Company or any Subsidiary of the Company has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.  Except as set forth on Schedule 4.21(g)(ii) of the Disclosure Statement, there are no amounts payable by the Company for post-retirement health care benefits.  Except as set forth in Schedule 4.21(g)(iii) of the Disclosure Statement, no individuals are eligible for post-retirement health care benefits from the Company or any Subsidiary of the Company.

        (h)  Schedule 4.21(h) of the Disclosure Statement lists each officer of the Company and each Subsidiary of the Company and each director of the Company who is eligible to receive a Change in Control Benefit, showing the good faith estimate of the Company of the present value of each such Change in Control Benefit as of June 30, 2007.

        (i)  The Company and each Subsidiary of the Company have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner, all filings pertaining to each Company Benefit Plan with the IRS and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder.  All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing.

        (j)  Since December 31, 2001, neither the Company nor any Subsidiary of the Company has maintained, contributed to or participated in any employee/stock ownership plan of the Company.

        (k)  No work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, Threatened.  Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, Threatened with any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.  No employees of the Company or any of its Subsidiaries are represented by any labor union, and, to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.  Schedule 4.21(k) of the Disclosure Statement sets forth a list of all material Orders or settlement agreements arising out of or relating to the labor and employment practices or decisions of the Company or any Subsidiary of the Company which, by their terms, continue to bind or affect the Company or any Subsidiary of the Company.

        (l)  Except as set forth on Schedule 4.21(l), of the Disclosure Statement, the Company has not, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).

        (m)  Neither the Company nor any of its Subsidiaries maintains or contributes to a plan that is the subject of Internal Revenue Code Section 501(c)(9).

    Section 4.22.Compliance with Environmental Laws.  (a) To the Knowledge of the Company and except as set forth in Schedule 4.22(a) of the Disclosure Statement:  (i) the operations of the Company and each Subsidiary of the Company comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of the Company or any Subsidiary of the Company, no assets currently or formerly owned or leased by the Company or any Subsidiary of the Company and no Participating Facility or Mortgaged Premises are subject to any Proceedings alleging the violation of any past or present Environmental Law; nor are they the subject of any claims alleging damages to health or property, pursuant to which the Company, any Subsidiary of the Company or any owner of a Participating Facility or any Mortgaged Premises would be liable in law or equity; (iii) none of the operations of the Company or any Subsidiary of the Company, no assets currently owned or formerly owned by the Company or any Subsidiary of the Company and no Participating Facility or Mortgaged Premise are the subject of any Proceeding evaluating whether any remedial action is needed to respond to a release or potential release of any Hazardous Substance, or any other substance into the environment, nor has the Company or any Subsidiary of the Company, or any owner of a Participating Facility or a Mortgaged Premises been directed to conduct such Proceeding, formally or informally, by any Governmental Entity, nor have any of them agreed with any Governmental Entity or private Person to conduct any such Proceeding; and (iv) neither the Company nor any Subsidiary of the Company nor any owner of a Participating Facility or a Mortgaged Premises has filed, or become required to file, any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

        (b)  To the Knowledge of the Company and except as disclosed in Schedule 4.22(b) of the Disclosure Statement, with respect to (i) the real estate currently or formerly owned (other than OREO) or leased by the Company or any Subsidiary of the Company; and (ii) OREO currently or formerly held by the Company or any Subsidiary of the Company (collectively, the “Company Premises”):  (x) no part of the Company Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Company Premises do not contain, and have never contained, an underground storage tank; and (z) the Company Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

        (c)  Except as disclosed in Schedule 4.22(c) of the Disclosure Statement, the Company has delivered to the Buyer copies of all Phase I and Phase II environmental assessments in its or any of its Subsidiaries’ possession pertaining to any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or securing any outstanding Loans.

    Section 4.23.Recent Acquisitions and Divestitures.  Except as set forth in Schedule 4.23 of the Disclosure Statement, neither the Company nor any Subsidiary of the Company has any material liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise and whether due or to become due) arising out of or relating to any acquisition or divestiture which has not been adequately provided for, reflected or disclosed in the Company Financial Statements for the fiscal year ended December 31, 2006.

    Section 4.24.Agreements, Contracts, Commitments and Obligations.

    (a)  Schedule 4.24(a) of the Disclosure Statement sets forth a list of each outstanding Insider Loan, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which the Company or any Subsidiary of the Company is a party under which it may (contingently or otherwise) have any liability involving any Regulation O officer (as designated by the board of directors of the Company and its Subsidiaries, respectively) or director of the Company or any Subsidiary of the Company.

    (b)  Schedule 4.24(b) of the Disclosure Statement sets forth a list of each (i) outstanding Loan or other extension of credit or commitment for a Loan or other extension of credit and (ii) outstanding letter of credit and each commitment to issue a letter of credit to which the Company or any Subsidiary of the Company is a party and/or under which it may (contingently or otherwise) have any liability, including, but not limited to, those issued in connection with real estate construction.

    (c)  Schedule 4.24(c) of the Disclosure Statement sets forth a list of each contract or commitment (other than Permitted Liens) to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, to which neither the Company nor any of its Subsidiaries is a party, affecting ownership of, title to, use of, or any interest in any Company Real Property or Company Lease.

    (d)  Schedule 4.24(d) of the Disclosure Statement sets forth a list of all fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by the Company or any Subsidiary of the Company to any employee or officer or former employee or officer of the Company or any Subsidiary of the Company who earned in excess of $60,000 in 2006 (or who is expected to earn in excess of $60,000 in 2007) or to any director or former director of the Company or any Subsidiary of the Company.

    (e)  Schedule 4.24(e) of the Disclosure Statement sets forth a list of each commitment made by the Company or any Subsidiary of the Company to or with any director, officer or employee of the Company or any Subsidiary of the Company extending for a period of more than six (6) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

    (f)  Schedule 4.24(f) of the Disclosure Statement sets forth a list of each contract or commitment providing for payment based in any manner upon outstanding Loans, results, or profits of the Company or any Subsidiary of the Company.

    (g)  Schedule 4.24(g) of the Disclosure Statement sets forth a list of all powers of attorney granted by the Company or any Subsidiary of the Company which are currently in force.

    (h)  Schedule 4.24(h) of the Disclosure Statement sets forth a list of all current policies of insurance currently maintained by the Company or any Subsidiary of the Company.

    (i)  Schedule 4.24(i) of the Disclosure Statement sets forth a list of all collective bargaining agreements to which the Company or any Subsidiary of the Company is a party and all affirmative action plans or programs covering employees of the Company or any Subsidiary of the Company, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by the Company or any Subsidiary of the Company.

    (j)  Schedule 4.24(j) of the Disclosure Statement sets forth a list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $50,000 to which the Company or any Subsidiary of the Company is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon sixty (60) days (or less) written notice without penalty.

    (k)  Schedule 4.24(k) of the Disclosure Statement sets forth a list of all (i) consulting and professional services contracts and (ii) employment agreements to which the Company or any Subsidiary of the Company is a party.

    (l)  Schedule 4.24(l) of the Disclosure Statement sets forth a list of all Orders or settlement agreements arising out of or relating to the labor and employment practices or decisions of the Company or any Subsidiary of the Company which, by their terms, continue to bind or affect the Company or any Subsidiary of the Company.

    (m)  Schedule 4.24(m) of the Disclosure Statement sets forth a list of all Orders, memorandums, agreements or understandings with regulatory agencies or any other Governmental Entity binding upon or affecting the current operations of the Company or any Subsidiary of the Company or any of their directors or officers in their capacities as such.

    (n)  Schedule 4.24(n) of the Disclosure Statement sets forth a list of (i) all registered trademarks, trade names, service marks, patents, or copyrights, (ii) all material unregistered trademarks, trade names or service marks and (iii) all applications by the Company or any of its Subsidiaries for registration of any trademarks, trade names, service marks, patents, or copyrights, which are owned by the Company or any Subsidiary of the Company or are licensed from a third party and require the Company or any Subsidiary of the Company to pay annual license fee in excess of $50,000 (including computer software programs, codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses).

    (o)  Schedule 4.24(o) of the Disclosure Statement sets forth a list of any security or proprietary interest acquired by the Company or a Subsidiary of the Company since December 31, 2006 in good faith through foreclosure.

    (p)  Schedule 4.24(p) of the Disclosure Statement sets forth a list of all agreements of guaranty or indemnification running to any Person which individually during its remaining term could commit the Company or any Subsidiary of the Company to an expenditure (either individually or in the aggregate) in excess of $50,000.

    (q)  Schedule 4.24(q) of the Disclosure Statement sets forth a list of all agreements containing any covenant limiting the right of the Company or any Subsidiary of the Company to engage in any line of business or to compete with any Person.

    (r)  Schedule 4.24(r) of the Disclosure Statement sets forth a list of all licenses, permits and similar matters that are necessary to the operations of the Company or any Subsidiary of the Company (including agreements with respect to outsourced credit programs, computer software programs, source codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses).

    (s)  Schedule 4.24(s) of the Disclosure Statement sets forth a list of all material agreements which require the consent or approval of or notice to any Person in order to consummate the transactions contemplated hereby.

    (t)  Schedule 4.24(t) of the Disclosure Statement sets forth a list of all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which the Company or any Subsidiary of the Company sells mortgages which it originates to any other Person.

    (u)  Schedule 4.24(u) of the Disclosure Statement sets forth a list of all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 4.14(c) hereof.

    (v)  Schedule 4.24(v) of the Disclosure Statement sets forth a list of all contracts or agreements, including contracts or agreements pursuant to which the Company or any Subsidiary of the Company has sold, transferred, assigned or agreed to service any loan, which provide for any recourse, indemnification or similar obligation on the part of the Company or any Subsidiary of the Company, indicating the name and address of each Person which might or could be entitled to recourse against or indemnification from the Company or any Subsidiary of the Company and, if ascertainable, the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement.

    (w)  Schedule 4.24(w) of the Disclosure Statement sets forth a list of all agreements providing data processing services or operational support to the Company or any Subsidiary of the Company.

    (x)  Schedule 4.24(x) of the Disclosure Statement sets forth a list of all agreements relating to the servicing of deposit products and checking accounts, but not including any agreements with deposit customers entered into in the Ordinary Course of Business.

    (y)  Schedule 4.24(y) of the Disclosure Statement sets forth a list of all credit card association membership agreements and all ATM and debit card network agreements, agent bank or similar relationship agreements dealing with debit or credit cards.

    (z)  Schedule 4.24(z) of the Disclosure Statement sets forth a list of all other contracts, agreements or commitments to which the Company or any Subsidiary of the Company is a party which individually during its remaining term could commit the Company or any Subsidiary of the Company to an expenditure (either individually or through a series of installments) in excess of $100,000.

    Section 4.25.Defaults.  Except as set forth in Schedule 4.25 of the Disclosure Statement:  (a) neither the Company nor any of its Subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any term or condition of any contract, license, agreement or commitment to which it is a party or by which it is obligated and which is the subject of Section 4.24 hereto (each a, “Company Contract”); (b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor, to the Knowledge of the Company, any other event has occurred that, with the giving of notice or the passage of time or both constitutes a breach, violation or default on the part of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, on the part of any other party to any Company Contract, in each case in such a manner as would permit any party to (i) cancel or terminate such Company Contract, (ii) seek damages or change the amount or terms of any payment in connection with such Company Contract, or (iii) exercise any right of amendment, renegotiation, cancellation or acceleration, and (c) each Company Contract is valid, binding and enforceable against the Company and its Subsidiaries (as the case may be) and, to the Knowledge of the Company, each other party thereto, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

    Section 4.26.Operations Since December 31, 2006.  Between December 31, 2006, and the date hereof, there has not been:

    (a)  Except as set forth on Schedule 4.26(a) of the Disclosure Statement, any increase in the compensation payable or to become payable by the Company or any Subsidiary of the Company to any officer or director thereof that are inconsistent with past practices or outside the Ordinary Course of Business of the Company and its Subsidiaries;

    (b)  Except as set forth on Schedule 4.26(b) of the Disclosure Statement, (i) any payment of dividends by the Company or any Subsidiary of the Company or (ii) any distribution by the Company or any Subsidiary of the Company, whether directly or indirectly, of any assets of any kind whatsoever, on or in redemption or as the purchase price of, any of their respective capital stock, except for the payment by the Company of its regular quarterly cash dividend of $0.18 per share and except for any such payment or distribution from any Subsidiary of the Company;

    (c)  Except as set forth on Schedule 4.26(c) of the Disclosure Statement, any Encumbrance on any asset, tangible or intangible, of the Company or any Subsidiary of the Company, except the following (each a “Permitted Lien”):  (i) Encumbrances arising out of judgments or awards in respect of which the Company or any Subsidiary of the Company is in good faith prosecuting an appeal or Proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or Proceedings; (ii) Encumbrances for Taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which the Company or any Subsidiary of the Company is diligently contesting in good faith and by appropriate Proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions on the use of real property, or any interest therein, or minor irregularities in  title thereto, which do not materially impair the use of such operation of the business of Company or any of its Subsidiaries or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Company or any Subsidiary of the Company other than that so purchased; (vi) pledges and liens given to secure deposits and other liabilities of Company or any of its Subsidiaries arising in the Ordinary Course of Business; and (vii) Encumbrances that do not materially adversely affect the Company’s or its Subsidiaries’ use or ownership of, or the marketability of, any real property or any interest therein;

    (d)  Except as set forth on Schedule 4.26(d) of the Disclosure Statement, any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by the Company or any Subsidiary of the Company for borrowed money, or otherwise, other than by a Bank in the Ordinary Course of Business;

    (e)  Except as set forth on Schedule 4.26(e) of the Disclosure Statement, the establishment of any new, or increase in the formula for contributions to or benefits under, any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by the Company or any Subsidiary of the Company;

    (f)  Except as set forth on Schedule 4.26(f) of the Disclosure Statement, any action by the Company or any Subsidiary of the Company seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by the Company or any Subsidiary of the Company on any of their respective assets or businesses, including without limitation fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance;

    (g)  Except as set forth on Schedule 4.26(g) of the Disclosure Statement, any change in the Company’s independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

    (h)  Except as set forth on Schedule 4.26(h) of the Disclosure Statement, any purchase, whether for cash or secured or unsecured obligations (including finance leases), by the Company or any Subsidiary of the Company of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $50,000 or (ii) is outside of the Ordinary Course of Business;

    (i)  Except as set forth on Schedule 4.26(i) of the Disclosure Statement, any sale or transfer of any asset in excess of $100,000 of the Company or any Subsidiary of the Company or outside of the Ordinary Course of Business with the exception of loans and marketable securities sold in the Ordinary Course of Business at market prices;

    (j)  Except as set forth on Schedule 4.26(j) of the Disclosure Statement, any cancellation or compromise of any debt to, claim by or right of, the Company or any Subsidiary of the Company except in the Ordinary Course of Business;

    (k)  Except as set forth on Schedule 4.26(k) of the Disclosure Statement, any amendment, modification or termination of any contract or commitment which is the subject of Section 4.24 to which the Company or any Subsidiary of the Company is a party, other than in the Ordinary Course of Business;

    (l)  Except as set forth on Schedule 4.26(l) of the Disclosure Statement, any Material Adverse Effect with respect to the Company; and

    (m)  Except as set forth on Schedule 4.26(m) of the Disclosure Statement, any material change in the types of products or services offered by the Company or any Subsidiary of the Company.

    Section 4.27.Corporate Records.  The corporate record books, transfer books and stock ledgers of the Company and each Subsidiary of the Company are complete and accurate in all material respects and reflect all meetings, consents and other actions of the organizers, incorporators, Shareholders, boards of directors and committees of the boards of directors of the Company and each Subsidiary of the Company, and all transactions in their respective capital stocks, since their respective inceptions.

    Section 4.28.Undisclosed Liabilities.  Neither the Company nor any Subsidiary of the Company has any Liabilities of a character required to be reflected on a balance sheet prepared in accordance with GAAP except (a) Liabilities reflected on the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2007 referred to in Section 4.06, (b) Liabilities incurred since March 31, 2007 in the Ordinary Course of Business in customary amounts or (c) as disclosed in the Schedule 4.28 of the Disclosure Statement.

    Section 4.29.Assets.  (a) Schedule 4.29(a)(i) of the Disclosure Statement identifies all real properties, including any leaseholds and ground leases, owned by the Company or any Subsidiary of the Company (“Company Real Property”), and lists the addresses of each Bank’s main office and the address of each branch maintained by such Bank.  The Company or a Subsidiary of the Company has good and marketable title to each Company Real Property (excluding the Company Leases) and all other assets and properties reflected as owned by the Company or any Subsidiary of the Company on the audited consolidated balance sheet of the Company, dated as of December 31, 2006, free and clear and discharged of any and all Encumbrances except for (i) assets and properties disposed of since such date in the Ordinary Course of Business, (ii) Permitted Liens, (iii) the matters set forth in Schedule 4.24(c) of the Disclosure Statement, (iv) the matters set forth in Schedule 4.26(c) of the Disclosure Statement and (v) as set forth in Schedule 4.29(a)(ii) of the Disclosure Statement.  All of the buildings, structures, fixtures and improvements on or to each Company Real Property (whether owned or leased by the Company or any Subsidiary of the Company) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted.  Except for the Company Leases for real property, title to all Company Real Property is held by the Company or a Subsidiary of the Company in fee simple.  Neither the Company nor any Subsidiary of the Company has any ownership interest in any real property other than the Company Real Property.  All Company Real Property and the use thereof complies in all material respects with all applicable zoning, building, use, operation and other restrictions.  The Company and its Subsidiaries collectively hold all material permits, Governmental Authorizations, licenses and approvals necessary for the present use and occupancy of all Company Real Property.  The Company and each Subsidiary of the Company have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as currently conducted, and, except for the matters referred to under items (ii), (iii) and (iv) above, free, clear and discharged of and from any and all Encumbrances other than Permitted Liens.

        (b)  All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property (“Company Leases”) are to the Knowledge of the Company valid, effective, and enforceable against the lessor in accordance with their respective terms and are identified on Schedule 4.29(b) of the Disclosure Statement.  There is not under any Company Lease any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Subsidiary of the Company, or to the Knowledge of the Company, the other party or parties thereto.

        (c)  Except as disclosed in Schedule 4.29(c) of the Disclosure Statement:  (i) none of the Company Leases contains any provision which would preclude the Company or any Subsidiary of the Company, or any successor by merger thereto, from possessing and using the leased real or personal property for the same purposes and upon the same rental and other terms upon or subsequent to the consummation of the transactions contemplated hereby as are applicable to the possession and use by the Company or any Subsidiary of the Company as of the date of this Agreement; and (ii) neither the Company nor any Subsidiary of the Company has made a prior assignment for collateral purposes of any Company Lease.

    Section 4.30.Indemnification.  To the Knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which has given rise to a claim by any such Person for indemnification from the Company or any Subsidiary of the Company under the corporate indemnification provisions of the Company or any Subsidiary of the Company or an insurance policy covering the same in effect on the date of this Agreement, other than any claim relating to this Agreement or the transactions contemplated hereby.

    Section 4.31.Shareholder Rights Plan and Anti-takeover Mechanisms.  The Company and each of its Subsidiaries have taken all actions required to exempt the Buyer, NewCo, the Surviving Corporation, the Agreement and the Merger from (a) any provisions of an anti-takeover nature contained in the Company’s or any of its Subsidiaries’ Organizational Documents (b) the provisions of any rights plan adopted by the board of directors of the Company or its Subsidiaries and (c) the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition,” business combination restrictions or similar provisions contained in the provisions of any applicable Laws (including, for the avoidance of doubt, the applicable provisions of the WBCL including Sections 180.1130 through 180.1134 and 180.1140 through 180.1144 thereof).

    Section 4.32.Company Board Recommendation and Fairness Opinion.  (a) As of the date hereof, the board of directors of the Company deems the Merger advisable and, by at least a majority vote, adopts, approves, and recommends that the Shareholders approve, this Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger (the “Company Board Recommendation”).

        (b)  The Company has received the written opinion of Stifel, Nicolaus & Company, Incorporated dated within five (5) days of the date hereof to the effect that, as of the date thereof or hereof, the consideration to be received in the Merger by the Shareholders is fair to the Shareholders from a financial point of view (the “Fairness Opinion”).  A true and correct copy of the Fairness Opinion is set forth on Schedule 4.32 of the Disclosure Statement.

    Section 4.33.Insider Interests.  All outstanding Loans and other contractual (including deposit relationships, mortgages, pledge agreements, or other similar commitments to extend credit) or compensation arrangements (including all items identified in Section 4.24(e) hereof) between the Company or any Subsidiary of the Company and any officer, director or insider of the Company or any Subsidiary of the Company (each, an “Insider Loan”) conform in all material respects to all applicable Laws (including Federal Reserve Board Regulation O) and to all policies of the Company and its Subsidiaries which were in effect when such Loans and other contractual arrangements were entered into.  Except as set forth in Schedule 4.33 of the Disclosure Statement, no officer, director or employee of the Company or any Subsidiary of the Company has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary of the Company.

    Section 4.34.Fees.  Except as set forth in Schedule 4.34 of the Disclosure Statement, neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby.

    Section 4.35.Non-Reportable Transaction of the Company.  To the Knowledge of the Company, the transactions contemplated by this Agreement (including without limitation the Merger and the Plan of Merger) do not constitute one or more reportable transactions under Treas. Reg. § 1.6011-4 as promulgated under the Code.

    Section 4.36.Disclosure.  (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Regulatory Applications will, at the date of mailing to the Shareholders and at the time of the Shareholders Meeting with respect to the Proxy Statement, and at the time of filing with respect to the Regulatory Applications, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Regulatory Applications based on information supplied by the Buyer.

        (b)  The Company has delivered to the Buyer true, correct and complete copies of:  (i) the Organizational Documents of the Company and each Subsidiary of the Company and (ii) all contracts, agreements, instruments, leases, licenses, plans, arrangements and other documents to which the Company or any Subsidiary of the Company is a party or subject and which are or should be disclosed, described, listed on or referred to in the Disclosure Statement.

    Section 4.37.Transaction Expense Estimate.  The Company has advised the Buyer in writing of the Company’s estimate of all Transaction Expenses (the “Transaction Expense Estimate”).  The Transaction Expense Estimate:  (a) was made by the Company in good faith and (b) to the Knowledge of the Company is accurate in all material respects based on circumstances as of the date of this Agreement.

    Section 4.38.No Other Representation or Warranty.  Except as expressly set forth in this Article IV, the Company has not made any other representation or warranty, express or implied at law or in equity.

Article V

Conduct of the Company Prior to Closing

    Section 5.01.Conduct of Business.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to the terms hereof, the Company, NewCo and the Buyer agree (except as expressly contemplated by this Agreement, or to the extent that the Buyer and NewCo shall otherwise consent in writing) that:

    (a)  The Company will and will cause each Subsidiary of the Company to (i) carry on their respective businesses in material compliance with all applicable Laws (including the Anti-Money Laundering Laws, HOEPA, any applicable truth-in lending Laws, and the Fair and Accurate Credit Transactions Act of 2003) and in, and only in, the Ordinary Course of Business, (ii) use Commercially Reasonable Efforts to maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and to the extent consistent with such businesses, and (iii) except as set forth in Schedule 5.01(a) of the Disclosure Statement, use Commercially Reasonable Efforts to (A) preserve intact their present business organizations, (B) generally keep available the services of their present officers and employees and (C) preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date.

    (b)  The Company will not declare or pay any dividends on or make other distributions in respect of its capital stock, except for the payment by the Company of its regular quarterly cash dividend of $0.18 per share; provided, however, prior to the declaration or payment of any such regular quarterly cash dividend, the Company shall deliver to the Buyer, in writing, notice that it has elected to pay each of its regular quarterly cash dividends pursuant to this Section 5.01(b) and that it is not deferring payment of its regular quarterly cash dividends until the Aggregate Response Estimate Amount has been determined pursuant to the provisions hereof provided further, however, that if the Company shall deliver notice to the Buyer, in writing, that it has elected to defer the payment of all regular quarterly cash dividends until after the Aggregate Response Estimate Amount has been determined, the Company may declare and pay a dividend after the Aggregate Response Estimate Amount has been determined equal to the aggregate amount of the regular quarterly cash dividends that have been deferred minus any amount of the Aggregate Response Estimate Amount that shall be deducted pursuant to Section 6.21(b)(ii);

    (c)  Except as set forth on Schedule 5.01(c) to the Disclosure Statement, the Company will not, and will not permit any Subsidiary of the Company to, sell, lease or otherwise dispose of any material assets, except in the Ordinary Course of Business.

    (d)  The Company will not, and will not permit any Subsidiary of the Company to, (i) merge or consolidate with any Person, (ii) purchase the assets of or assume the liabilities of any Person that is outside the Ordinary Course of Business, or (ii) approve, enter into or execute a letter of intent or similar document or any agreement or commitment relating to an Acquisition Proposal, except as provided in Section 5.04.

    (e)  Except as set forth in Schedule 5.01(e) of the Disclosure Statement, the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of the Company or any Subsidiary of the Company or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, issuer tender or exchange offer, merger stock dividend, change in par or stated value, except as contemplated herein; provided, however, that the Company may issue shares of Company Common Stock in connection with the exercise of any Stock Options outstanding as of the date of this Agreement.

    (f)  The Company will not, and will not permit any Subsidiary of the Company to, (i) incur any indebtedness for money borrowed or issue or sell any debt securities other than by the Company or its Subsidiaries in the Ordinary Course of Business (including inter-company borrowings) or (ii) permit the imposition of any Encumbrance on any equity securities held by the Company or by any Subsidiary of the Company except in the Ordinary Course of Business.

    (g)  The Company will not, and will not permit any Subsidiary of the Company to, grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements or as otherwise consistent with past practices), or pay or agree to pay any bonus (except in accordance with existing policies, plans or agreements or as otherwise consistent with past practices) or change of control payment or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such Person, except as contemplated herein.

    (h)  Except as provided otherwise in this Agreement or as set forth in Schedule 5.01(h) of the Disclosure Statement, neither the Company nor any Subsidiary of the Company will enter into, renew, amend or terminate any acquisition or divestiture agreement to which the Company or one of its Subsidiaries is a party, including the Purchase and Assumption Agreement between the Minnesota Bank and Eastwood Bank, dated January 4, 2007, as amended, or any lease or license with respect to any property, whether real, personal or mixed, any material contract, agreement or commitment or any contract, agreement or commitment which involves the payment by the Company or any Subsidiary of the Company of more than $100,000 in the aggregate and which payment would be classified as non-interest expense or capital expenditure in accordance with GAAP.

    (i)  Except as contemplated herein or as set forth in Schedule 5.01(i) of the Disclosure Statement, the Company will not, and will not permit any Subsidiary of the Company to, adopt or amend any Company Benefit Plan or any other collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein (including Section 5.01(g) above) or as required by applicable Law or as necessary to avoid the creation of any liability under Section 409A of the Code.

    (j)  The Company will, and will cause each Subsidiary of the Company to, use Commercially Reasonable Efforts to maintain the respective properties and assets of the Company and each Subsidiary of the Company in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance currently in effect, including the insurance of accounts with the FDIC.  The Company will, and will cause each Subsidiary of the Company to, take all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters which, to the Knowledge of the Company, could reasonably give rise to a claim prior to the Closing Date.

    (k)  The Company will not, and will not permit any Subsidiary of the Company to (i), amend its Organizational Documents, except as contemplated herein or (iii) abandon or relinquish any charter.

    (l)  The Company will not, and will not permit any Subsidiary of the Company to:  (i) enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in, any Person, or modify any of the material provisions of or renew or otherwise extend the maturity date of any existing Loan or credit commitment (collectively, “Lend to”), in an amount equal to or in excess of $5,000,000 with respect to any renewal or increase of an existing Loan or $1,500,000 with respect to any new loan or in any amount which, when aggregated with any and all Loans or credit commitments of the Company and/or any Subsidiary of the Company to such Person, would be equal to or in excess of $5,000,000 with respect to any renewal or increase of any existing Loan or $1,500,000 with respect to any new loan; (ii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof and (iii) Lend to any Person if such loan or extension or investment is reasonably likely to be classified by any Governmental Entity or otherwise as “Non-Performing,” “Other Loans of Concern,” “Substandard,” “Doubtful,” “Loss” or similar designation, or reasonably likely to be placed on a “watch list,” “problem loan list,” “renegotiated restructuring list,” “90 day non-accrual list” or similar internal report of the Company or a Bank; provided, however, that in the case of clause (i) above the Company or a Bank may Lend to any Person, notwithstanding the amount of the Loan, in the event (A) the Company or a Bank has delivered to the Buyer a notice of its intention to do so and such information as the Buyer may reasonably require in respect thereof and (B) the Buyer shall not have reasonably objected to the same by giving written or facsimile notice of such objection within two (2) Business Days following the delivery to the Buyer of the notice of intention and information as aforesaid; provided, further, that nothing in this subsection shall prohibit the Company or a Bank from honoring any contractual obligation in existence on the date of this Agreement.  Notwithstanding anything herein to the contrary, the concurrence of the Chief Credit Officer of the Company shall be obtained prior to (y) renewing or increasing the amount of any Loan if the amount of such Loan, when aggregated with any and all Loans or credit commitments of the Company and/or any of its Subsidiaries to such Person, is greater than $1,500,000 and less than $5,000,000 and (z) making any new loan if the amount of such loan, when aggregated with any and all Loans or credit commitments of the Company and/or any of its Subsidiaries to such Person, is greater than $1,000,000 and less than $1,500,000.

    (m)  The Company will not, and will not permit any Subsidiary of the Company to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000.

    (n)  The Company will not, and will not permit any Subsidiary of the Company to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

    (o)  The Company will not, and will not permit any Subsidiary of the Company to, materially change the products or services offered by the Company or any Subsidiary of the Company, offer new deposit or lending products that are materially different from the deposit or lending products offered as of the date hereof or make any material changes to its Website or internet banking activities, including those relating to the setting of interest rates.

    (p)  Notwithstanding anything herein to the contrary, the Company will not, and will not permit any Subsidiary of the Company to, enter into, increase or renew any Loan or credit commitment (including letters of credit) to any officer or director of the Company or any Subsidiary of the Company, any holder of at least five percent (5%) of the equity securities of the Company or any Subsidiary of the Company, or any Person controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1; provided, however, the Company and its Subsidiaries shall be permitted to renew any Loan or credit commitment (including letters of credit) to any officer or director of the Company or any of its Subsidiaries or any holder of at least five percent (5%) of the equity securities of the Company, or any Person controlled, directly or indirectly, by any of the foregoing that is consistent with applicable Law and with past practice and on terms as in existence on the date hereof.  For purposes of this Section, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

    (q)  The Company will, and will cause each Subsidiary of the Company to, use Commercially Reasonable Efforts to cooperate with the Buyer with respect to the planning and implementation of the conversion of the systems of the Company and its Subsidiaries into the systems of the Buyer or one of its Affiliates which shall be effectuated after the Closing Date.

    (r)  The Company will not, and will not permit any Subsidiary of the Company to, make any grant of exclusive rights to any third party which involves a payment to the Company or any Subsidiary of the Company in excess of $100,000 and which has a term of longer than six (6) months.

    (s)  The Company will not, and will not permit any Subsidiary of the Company to, change any of its accounting principles or procedures, except as required by GAAP or any applicable Law.  The Buyer shall be given reasonable advance written notice of any change of the Company’s or any of its Subsidiary’s accounting principles or procedures required by GAAP or any applicable Law.

    (t)  Except as set forth on Schedule 5.01(t) to the Disclosure Statement, the Company will not, and will not permit any Subsidiary of the Company to, make, pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other committee, group, association or organization, other than charitable donations of not more than $50,000, individually, and $100,000, in the aggregate.

    (u)  The Company will not, and will not permit any Subsidiary of the Company to, make any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary of the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary of the Company, or take any other similar action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any Subsidiary of the Company for any period ending after the Effective Time.

    (v)  The Company will not, and will not permit any Subsidiary of the Company to, enter into any material agreement, whether written or oral, relating to any real property, other than taking of security interests therein in the Ordinary Course of Business, without the prior written consent of the Buyer.

    (w)  The Company will not, and will not permit any Subsidiary of the Company to, settle any Proceeding for any amount in excess of $50,000 or in a manner which would restrict in any material respects the operations or business of the Company or its Subsidiaries.

    (x)  The Company will not, and will not permit any of its Subsidiaries to, authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.01.

    Section 5.02.Current Information.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to the terms hereof, the Company shall cause one or more of its officers or other appropriate Representatives to confer on a regular and frequent basis, but not less frequently than weekly, with Representatives of the Buyer and to report the general status of the Company’s and its Subsidiaries’ ongoing operations.

    Section 5.03.Access to Properties and Records.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement according to its terms, the Company shall permit (and the Company shall cause its Subsidiaries to permit) the Buyer and its authorized Representatives full and complete access to the Company’s and its Subsidiaries’ respective properties between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day (including access for the purpose of conducting Phase I or other environmental reviews pursuant to Section 6.03 and access for the purpose of obtaining real property title insurance commitments and title policies and conducting land surveys pursuant to Section 6.02) and shall disclose and make available to the Buyer all books, papers and records relating to their assets (including without limitation Loans), stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax Records, minute books of directors’ and Shareholders’ meetings, Organizational Documents, contracts and agreements, filings and correspondence with and notices or other documents from or to any Governmental Entity, accountants’ reports to management, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest.  This right of access is, however, subject to the Buyer giving reasonable notice to the Company of its desire to conduct such due diligence and is further subject to such other reasonable and customary restrictions upon the conduct of such due diligence.  No Person shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, Order, or where such access or disclosure would result in the loss of attorney-client privilege or attorney work-product immunity or (unless specifically provided for herein) where such access would unreasonably interfere with or be disruptive to the conduct of business and operations of the Company and its Subsidiaries.  The parties will use Commercially Reasonable Efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  All information furnished by each party to the other party in connection with transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing such information.  Neither the Buyer nor any of its authorized Representatives shall have the right to contact, make inquiries of, or solicit any information from the Company’s customers, accountants, professionals, advisors, vendors or other parties with whom the Company has dealings, unless and until the Company has consented to such contacts and subject to such reasonable restrictions as the Company may impose.

    Section 5.04.No Solicitation.  (a) The Company agrees that, during the term of this Agreement, it shall not, and neither its board of directors nor its Chairman of the Board shall authorize any of its Subsidiaries or any of its or its Subsidiaries’ Representatives to, directly or indirectly, do any of the following: (i) solicit, initiate, knowingly encourage or take any action to facilitate or assist any Acquisition Proposal; (ii) disclose or furnish nonpublic information in furtherance of any Acquisition Proposal; or (iii) participate in any discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer and its Affiliates or Representatives) concerning any Acquisition Proposal; provided, however, that prior to the receipt of Shareholder Approval, the Company or its Representatives may disclose or furnish, or cause to be disclosed or furnished, information to, and negotiate or otherwise engage in discussions with, any Person or group that delivers a bona fide written unsolicited Acquisition Proposal to the Company after the date hereof if, but only if, (y) the board of directors of the Company determines in good faith by a majority vote, after consultation with its outside legal counsel and its financial advisor, that (1) it is required to take such action in order to act in a manner consistent with its fiduciary duties under applicable Law and (2) such Acquisition Proposal is or would be reasonably likely to result in a Superior Proposal and (z) prior to furnishing any information to such Person or group, the Company shall enter into a confidentiality agreement with such Person that is no less restrictive, in any material respect, than the Confidentiality Agreement dated as of an even date herewith by and between the Buyer and the Company (“Confidentiality Agreement”).

        (b)  The Company agrees that, during the term of this Agreement, neither it nor any of its Subsidiaries, nor its board of directors nor any committee thereof, shall, as applicable, do any of the following: (i) withdraw, qualify or modify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Buyer or NewCo, the Company Board Recommendation; (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or (iii) enter into any definitive agreement, letter of intent, arrangement or understanding relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated hereby, or compensating the Company or any of its Subsidiaries under such circumstances; provided, however, prior to the receipt of Shareholder Approval, the Company and the board of directors of the Company may take the actions prohibited under items (i) and (ii) of this Section 5.04(b), as applicable, if, but only if, either: (y) the Company receives an unsolicited Acquisition Proposal and (1) after consultation with the Company’s outside legal counsel and its financial advisor, the board of directors of the Company determines in good faith by a majority vote that (A) it is required to take such action in order to act in a manner consistent with its fiduciary duties under applicable Law and (B) such Acquisition Proposal is a Superior Proposal; (2) the board of directors of the Company has given the Buyer three (3) Business Days’ prior written notice of its intention to take any such action; (3) the Company’s board of directors has considered any changes to the Per Share Merger Consideration and to this Agreement (if any) proposed by the Buyer; and (4) the Company’s board of directors has determined in good faith by a majority vote, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal remains a Superior Proposal even after the changes proposed by the Buyer; or (z) other than in connection with an Acquisition Proposal, if, after consultation with the Company’s outside legal counsel, the board of directors of the Company determines in good faith by a majority vote that it is required to take such action in order to act in a manner consistent with its fiduciary duties under applicable Law, provided, that the foregoing shall in no way limit or otherwise affect the Buyer’s right to terminate this Agreement pursuant to Section 8.01(b)(iv) hereof)

        (c)  The Company immediately will cease, and shall cause its Representatives and Subsidiaries and its Subsidiaries’ Representatives to cease, all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of all confidential information regarding the Company or its Subsidiaries provided to any such Person prior to the date of this Agreement pursuant to the terms of any confidentiality agreements, and the Company shall enforce, and shall not waive, any of the provisions of any such confidentiality agreement.

        (d)  From and after the execution of this Agreement, the Company shall promptly (but in any case within one (1) Business Day) advise the Buyer of the receipt, directly or indirectly, of any Acquisition Proposal (including a summary of the material terms and conditions thereof to the extent the Company is permitted to provide such information to the Buyer), or its receipt of any request for information from the Federal Reserve Board, the WDFI Division of Banking, the MDC, the IDB, the SEC or any other Governmental Entity with respect to any Acquisition Proposal, and promptly furnish to the Buyer a copy of any such request for information or written Acquisition Proposal to the extent the Company is permitted to provide such information to the Buyer.  In addition, the Company shall immediately advise the Buyer, in writing, if the board of directors of the Company shall make any determination as to any Acquisition Proposal as contemplated by Section 5.04(a) hereof.

        (e)  Subject to Section 5.04(b) hereof, nothing in this Agreement shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making any disclosure required by Rule 14a-9 under the Exchange Act.

Article VI

Additional Covenants

    Section 6.01.Confidentiality.  (a) The Company, NewCo and the Buyer agree that certain information (“Confidential Information”) has been disclosed, will be disclosed, or will be discovered concerning the Company, NewCo and the Buyer and their respective employees, Representatives, owners, agents, customers, assets and other non-specified items/issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, electronically, on computer disk, or by other means by any Person or any Representative or advisor of the Company, NewCo or the Buyer or one or more of their respective Representatives, agents, individuals, entities or interested/non-interested parties containing or based on, the information prepared for the purpose of the discussions and transactions contemplated between the Company, NewCo and the Buyer herein.  The Company, NewCo and the Buyer agree that all the Confidential Information prepared in the course of or for the purpose of the discussions between the Company, NewCo and the Buyer and the consummation of the transactions contemplated herein shall not be used by the Buyer, NewCo or the Company or their respective Representatives or Affiliates in any manner whatsoever or for any purpose unless specified herein or agreed to in writing by the parties.  The Buyer, NewCo and the Company will each keep confidential all such information in accordance and subject to the terms of the Confidentiality Agreement.  In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.  No investigation by the Buyer, NewCo or the Company shall affect the representations, warranties or covenants of the other and each such representation, warranty and covenants shall survive any such investigation.

        (b)  Notwithstanding anything else herein to the contrary, any party to this Agreement (and any Representative or Affiliate) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Merger and all materials of any kind (including opinions or other Tax analyses) that are provided to such other party relating to such Tax treatment and Tax structure; provided, however, that such disclosure may not be made until the earlier of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of an agreement to enter into the Merger.

        (c)  The Company shall allow a Representative of the Buyer to attend as an observer all meetings of the board of directors and committees of the board of directors of the Company, other than such meetings or portions of such meetings that are designated for the discussion of the terms of or compliance with this Agreement.  The Company shall give reasonable notice to the Buyer of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  The Company shall provide to the Buyer all information provided to its directors in connection with all such meetings, and shall provide any other financial reports or other analysis prepared for senior management of the Company, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that the Buyer’s Representative will not have any voting rights with respect to matters discussed at these meetings and that the Buyer is not managing the business or affairs of the Company or any Subsidiary of the Company.  All information obtained by the Buyer at these meetings shall be treated in confidence as provided in Section 6.01(a) hereof.  Notwithstanding the foregoing, the Buyer shall not be permitted to attend any portion of a meeting and the Company shall not be required to provide the Buyer with any materials, in violation of applicable Law or that relates to an Acquisition Proposal, or that involve matters protected by the attorney-client privilege.

    Section 6.02.Title Insurance and Surveys. (a)  Reasonably promptly after the date hereof, the Buyer may order, and the Company shall use its Commercially Reasonable Efforts to assist the Buyer in obtaining, with respect to each real property (“Real Property”) listed on Exhibit 6.02 attached hereto:

    (i)  A commitment for an ALTA 2006 Owner’s title insurance policy issued by Chicago Title Insurance Company, or another title company agreed to in writing by the Buyer and the Company (the “Title Insurer”), insuring the fee simple title or the leasehold interest of the Company or one of its Subsidiaries, as applicable, in such Real Property, including any easements appurtenant thereto, in the amount of the fair market value of such Real Property, with an extended coverage endorsement insuring over all general or standard exceptions customarily contained in such policies and such other endorsements as may be specified by Buyer in its reasonable discretion (each, a “Title Commitment”);

    (ii)  Legible copies of all documents cited, raised as exceptions or noted with respect to each Real Property in the applicable Title Commitment (“Title Documents”); and

    (iii)  A survey of each Real Property prepared in accordance with current ALTA/ACSM land survey standards by Bock & Clark, or another registered land surveyor agreed to in writing by the Buyer and the Company and licensed in the state in which such Real Property is located (the “Surveyor”), showing with respect to such Real Property: (A) the legal description; (B) all buildings, structures and improvements thereon and all “setback” lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (C) all encroachments, if any, upon such parcel by buildings, structures, improvements or easements; (D) access to such parcel from public streets and easements; (E) all easements of record affecting the use of such parcel or the improvements located thereon; (F) the flood plain in which such real estate is located, if any, (G) the applicable zoning; (H) the number of parking spaces located thereon and (I) certifying the number of square feet to not less than two decimal places (each, a “Survey”).

        (b)  With respect to each Real Property, the Buyer shall a have a period of twenty (20) Business Days from its receipt of the later of the applicable Title Commitment, Title Documents and Survey for such Real Property in which to complete its review of such Title Commitment, Survey and Title Documents and to deliver to the Company notice of any objections thereto with respect to matters that would materially and adversely affect the Company’s or its applicable Subsidiary’s use and ownership of or the marketability of such Real Property  (each, a “Buyer’s Objection Notice”).  The Company shall use Commercially Reasonable Efforts to cure all objections relating to each Buyer’s Objection Notice.

        (c)  All of the costs and fees payable to the Title Insurer and Surveyor for the Title Commitments, Title Documents and Surveys shall be shared equally by the Company and the Buyer, paid by each party as incurred reasonably promptly after receipt of any invoice therefor.

    Section 6.03.Environmental Reports.  (a) As soon as reasonably practicable after the date hereof, the Buyer may engage, or cause to be engaged, an environmental consultant or contractor reasonably satisfactory to the Company to conduct a preliminary environmental assessment (“Phase I”) of any real properties (including the improvements thereto) owned by the Company or its Subsidiaries (including for the avoidance of doubt OREO), that the Buyer deems appropriate or desirable (such determination to be made by the Buyer in its sole discretion) to, among other things, investigate the possible presence of an Environmental Condition.  The costs and expenses associated with the Phase I’s performed pursuant to this Section 6.03 shall be split equally by the Buyer and the Company, paid by each party as incurred reasonably promptly after receipt of any invoice therefor.  With respect to each such property on which a Phase I is performed (each, a “Phase I Property”), the Buyer shall a have a period of ten (10) Business Days from its receipt of the complete Phase I report (each, a “Phase I Review Period”) in which to review and examine such Phase I report and, if in the reasonable opinion of the environmental consultant or contractor that conducted the Phase I, any Environmental Condition is found, reasonably suspected or reasonably indicated by such Phase I report, to deliver to the Company, at the Buyer’s election, notice of such Environmental Condition (each, a “Phase II Notice”).  Upon the Company’s receipt of a Phase II Notice, the Company shall use Commercially Reasonable Efforts to reasonably promptly engage, or cause to be engaged, an environmental consultant or contractor reasonably acceptable to the Buyer to perform a physical examination and investigation of each Environmental Condition listed on the Phase II Notice (each, a “Phase II”).  The fees and expenses of the consultant or contractor with respect to any Phase II shall be split equally by the Buyer and the Company, paid by each party as incurred reasonably promptly after receipt of any invoice therefor.  The subject, scope, manner and method of any Phase II will be subject to the Buyer’s prior review and reasonable approval.  At all times the Buyer shall have access to all field data, analytical data and analytical results obtained or generated in connection with a Phase II.  Upon the Company’s receipt of a final written report with respect to a Phase II, the Company shall promptly deliver to the Buyer a copy of such Phase II report and all written reports, analytical data, correspondence, notices or other materials relating thereto (collectively, each a “Phase II Report”).

        (b)  In the event a Phase II Report identifies an Environmental Condition with respect to a Phase I Property, the Company shall use Commercially Reasonable Efforts to promptly obtain from the environmental consultants or contractors that performed the Phase II on such Phase I Property a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary in order to respond to such Environmental Condition (a “Response Estimate”) based upon the standard that would reasonably be required to obtain closure, a no action letter, an offsite letter or a determination of no liability with regard to the Environmental Condition from a Governmental Entity with jurisdiction based on the present use of the Phase I Property.  For purposes of illustration and clarification, an Environmental Condition does not arise or exist, and does not require a response, by virtue of the presence of a Hazardous Substance if applicable Environmental Law would permit the Hazardous Substance to remain on, in, at, under or from the applicable Phase I Property.  For example and without limitation, the parties acknowledge and agree that the presence of any Hazardous Substance in, around or under a capped surface such as, by way of example and not limitation, a floor slab, driveway or sidewalk that does not pose a significant risk to human health or the environment does not require a response, in each case if applicable Environmental Law would permit the Hazardous Substance to remain in such state.  The parties acknowledge and agree that such Response Estimate with regard to the Environmental Conditions shall permit, to the extent allowed by applicable Environmental Law (i) institutional controls (such as web-based GIS registrations and deed notices or restrictions) and (ii) Hazardous Substances to remain on, in, at, under or from the Phase I Property.  The parties further acknowledge and agree that neither non-friable asbestos in good repair nor mold constitutes an Environmental Condition requiring a Response Estimate.  The costs and expenses of the consultant or contractor with respect to any Response Estimate shall be split equally by the Company and the Buyer, paid by each party as incurred reasonably promptly after receipt of any invoice therefor.

    Section 6.04.Shareholders Meeting; Board of Directors Recommendation.  (a) As soon as reasonably practicable after the date hereof, the Company shall cause a meeting of the Shareholders to be called and held in accordance with all applicable Law and the Organizational Documents of the Company (the “Shareholders Meeting”) for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger) as required by applicable Law (including, for the avoidance of doubt, the WBCL); provided, however, the Company shall not be required to call or hold the Shareholders Meeting until (i) either the final determination of the Aggregate Response Estimate Amount or the Buyer’s agreement in writing that no amount of any Response Estimate shall be deducted from the Per Share Merger Consideration and (ii) the SEC has cleared the Proxy Statement.  Subject to the provisions hereof, the Board of Directors of the Company will not condition its submission of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger) to the Shareholders on any basis not specifically provided for herein.

        (b)  Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the approval, adoption or recommendation by such Board of Directors or such committee of this Agreement or any transaction contemplated hereby (including the Merger and the Plan of Merger), except as provided in Section 5.04 hereof.  If the recommendation of the Board of Directors of the Company shall have been withdrawn or modified as provided in Section 5.04, the Company may postpone or cancel the Shareholders Meeting if, but only if, after consultation with the Company’s outside legal counsel, the Board of Directors of the Company determines in good faith by a majority vote that it is required to do so in order to act in a manner consistent with its fiduciary duties under applicable Law.

    Section 6.05.Proxy Statement.  (a) As promptly as reasonably practicable following the date of this Agreement (but in any case within thirty (45) days of the date of this Agreement), the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the Shareholders Meeting to be held to consider the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger).  The Company shall include, except to the extent permitted by Sections 5.04 and 6.04 hereof, the text of this Agreement, the Company Board Recommendation and any other documents required to be included in the Proxy Statement pursuant to applicable Law.

        (b)  The Buyer covenants and agrees that none of the information provided by it with respect to the Buyer or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)  The Company, the Buyer and NewCo shall cooperate and consult with each other in preparation of the Proxy Statement, and the Company will provide the Buyer a reasonable opportunity for review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Proxy Statement shall be mutually satisfactory to the Buyer and the Company.  Without limiting the generality of the foregoing, each of the Buyer and NewCo will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  Each of the Company and the Buyer shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and all correspondence between the Company and the SEC with respect to the Proxy Statement.  The Company shall use Commercially Reasonable Efforts to respond to and resolve all comments from the SEC with respect to the Proxy Statement as promptly as reasonably practicable.

        (d)  As promptly as reasonably practicable after (i) the Proxy Statement has been cleared by the SEC and (ii) either the final determination of the Aggregate Response Estimate Amount or the Buyer’s agreement in writing that no amount of any Response Estimate shall be deducted from the Per Share Merger Consideration, the Company shall mail the Proxy Statement to the holders of Company Common Stock and, unless the Board of Directors of the Company withdraws or modifies the Company Board Recommendation in accordance with Sections 5.04 and 6.04 hereof, shall use Commercially Reasonable Efforts to solicit proxies and votes in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger).  If at any time prior to the Effective Time any event or circumstance relating to the Company or the Buyer or any of either the Company or Buyer's Subsidiaries, or their respective officers or directors, should be discovered by the Company or the Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other.  Each of the Buyer, NewCo and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  All documents that each of the Company and the Buyer is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects, and will be distributed to the Shareholders in compliance with all applicable Law.

    Section 6.06.Public Disclosure.  The Buyer and the Company shall jointly make a mutually agreed press release with respect to the Merger and this Agreement promptly upon execution and delivery of this Agreement, and the Company shall file a Form 8-K with the SEC containing a copy of such press release and this Agreement.  The Buyer, NewCo and the Company will consult with each other before issuing any other press release or otherwise making any other public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to obtaining the consent of the other; provided, however, that such consent shall not be required where such release or public statement is required by applicable Law (including the rules and regulations of the SEC) or in accordance with any actions required to be taken pursuant to this Agreement.

    Section 6.07.Legal Requirements.  Except as otherwise provided herein, the Buyer, NewCo and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including obtaining all consents from any third party required to fully effect the transactions contemplated by this Agreement and furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly and reasonably cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity and any other such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    Section 6.08.FIRPTA.  At or prior to the Closing, the Company shall provide to the Buyer the certification described in Treasury Regulation Section 1.897-2(g)(1)(ii) and, if requested by the Buyer, shall deliver to the IRS a notice that no share of Company Common Stock is a “U.S. Real Property Interest” as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

    Section 6.09.Commercially Reasonable Efforts and Further Assurances.  Subject to the respective rights and obligations of the Buyer, NewCo and the Company under this Agreement, each of the parties to this Agreement will use Commercially Reasonable Efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.  Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other documents or instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    Section 6.10.Director and Officer Indemnification and Liability Coverage.  (a) The Buyer agrees to provide to or cause to be provided to each of the directors and officers of the Company and each of the Company's Subsidiaries after the Closing Date substantially the same coverage against personal liability for actions taken after the Closing Date as is provided to directors and officers of the Buyer.  The Buyer further agrees to cause the Company, or its successor in interest, for a period of six (6) years after the Closing Date to indemnify the current and past directors and officers of the Company and each of the Company's Subsidiaries for all actions taken by them prior to the Closing Date in their respective capacities as directors and officers of the Company and each such Subsidiary to the same extent as the indemnification provided by the Company and each such Subsidiary to such directors and officers immediately prior to the Closing Date.

        (b)  The Buyer agrees that for a period of six (6) years after the Closing Date, the Buyer shall cause to be maintained in effect the Company’s and each of the Banks’ current policies (as in effect on the Closing Date) of directors’ and officers’ liability insurance maintained by the Company with respect to actions and omissions occurring on or prior to the Closing Date, subject to the following conditions:

    (i)  The Company’s and the each of the Banks’ current directors’ and officers’ liability insurer shall agree to maintain such coverage from and after the Closing Date.  In the event such insurer terminates or declines to continue such coverage after the Closing Date, the Buyer shall use Commercially Reasonable Efforts, with the cooperation of the former directors and officers of the Company, to identify and obtain or cause to be obtained similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace.  If after such Commercially Reasonable Efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Buyer shall obtain or cause to be obtained the best coverage available, in the reasonable judgment of the Buyer, for a cost up to but not exceeding the Maximum Amount.

    (ii)  The Buyer may substitute or cause to be obtained therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous.

    (iii)  In no event shall the Buyer be obligated to expend or cause to be expended, in order to maintain or provide insurance coverage pursuant to this Section 6.11(b), any amount, in the aggregate, in excess of $200,000 (the “Maximum Amount”).

    (iv)  Prior to the Closing Date, the Company shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or, to the Knowledge of the Company, Threatened Proceedings asserted or claimed against any officer or director of the Company or any Bank, in accordance with the terms and conditions of the applicable policies.

    (v)  When the amount of the aggregate premiums paid to maintain or procure such insurance coverage exceeds the Maximum Amount, then, notwithstanding any other provision contained herein, the Buyer’s obligations under this Section 6.10(b) shall cease.

    (vi)  The Company and its directors and officers shall use reasonable and diligent efforts to cooperate with the Buyer in obtaining the above-described insurance coverages.

    Section 6.11.Notification of Certain Other Matters.  (a) Each party shall use Commercially Reasonable Efforts to give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date; (ii) any failure of such party to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; and (iii) any event or series of events which creates a Material Adverse Effect.

        (b)  On a monthly basis, not later than the last day of each month after the date of this Agreement and on or immediately prior to the Closing Date, the Company shall use Commercially Reasonable Efforts to supplement or amend any of its representations and warranties contained in Article IV hereto relating to the period after the date hereof by delivering a supplemental Disclosure Statement (“Supplemental Disclosure Statement”) to the Buyer with respect to any matter hereafter arising which, to the Company’s Knowledge, would render any such representation or warranty after the date of this Agreement inaccurate or incomplete, in any material respect.

    Section 6.12.Regulatory Applications.  The Buyer shall file as promptly as reasonably practicable following the date of this Agreement (but in any case within forty-five (45) days from the date hereof) all applications, notices, requests for authorization or other documents with the appropriate federal, state or foreign bank regulatory authorities, including OSFI, the FDIC, the Federal Reserve Board, the WDFI Division of Banking and the IDB, necessary to consummate the transactions contemplated by this Agreement, including, but not limited to, the Merger and the Plan of Merger (the “Regulatory Applications”).  The Company shall cooperate and assist (and shall cause each Subsidiary of the Company to cooperate and assist) with the Buyer in all respects with respect to the preparation and filing of all Regulatory Applications.  The Buyer shall respond as promptly as reasonably practicable to all inquiries received concerning the Regulatory Applications and shall use Commercially Reasonable Efforts to satisfy all conditions that may be required for the approval or authorization of the Regulatory Applications; provided, however, that the Buyer shall have no obligation to accept non-standard conditions or restrictions with respect to the approval or authorization of the Regulatory Applications if it shall reasonably be determined by the Buyer that such conditions or restrictions would create a Material Adverse Effect with respect to the Company or the Buyer or materially lessen the benefits of the transactions contemplated by this Agreement.  In the event of an adverse or unfavorable determination by any Governmental Entity, or in the event the Merger is challenged or opposed by any Proceeding, whether by the United States Department of Justice or otherwise, the Buyer and the Company shall cooperate in determining whether or to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made consistent with their obligations in Section 6.09.  The Buyer shall deliver a final copy of the public portions of all Regulatory Applications containing information applicable to the Company or a Subsidiary of the Company to the Company promptly after such applications are filed with the appropriate Governmental Entity.  The Buyer shall advise the Company periodically of the status of the Regulatory Applications upon request.

    Section 6.13.Control of the Company’s Business.  Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

    Section 6.14.Employee Benefits. (a) The Company shall take all action necessary to terminate the Company Stock Option Plans, the Company’s 401(k) Salary Saving Plan (the “Company 401(k) Plan”) and any other Company Qualified Plan (collectively, the “Termination Plans”) effective as of immediately prior to the Closing Date.  Prior to the Closing Date, the Company shall be permitted to make such changes to any Termination Plan as it deems appropriate to carry out the provisions of this Section 6.14.  As soon as reasonably practicable after receipt of a favorable determination letter from the IRS with respect to the termination of any Termination Plan, the assets of such Termination Plan shall be distributed to the participants or beneficiaries thereof or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of the Buyer, if approved by the Buyer, in which the individual is then participating).

        (b)  Prior to the Closing, the Company and its Subsidiaries will accrue as liabilities all payments, contributions and expenses incurred or required to be made prior to the Effective Time pursuant to any Company Benefit Plan.

        (c)  Each employee of the Company or a Subsidiary of the Company that is employed by the Buyer or a Subsidiary or Affiliate of the Buyer after the Closing (each, a “Continuing Employee”) shall receive credit for the time he or she was employed dating to their most recent hire date by the Company or a Subsidiary of the Company prior to the Closing Date; provided, however, a Continuing Employee shall not receive credit for the time he or she was employed by the Company or a Subsidiary of the Company prior to the Closing Date for purposes of determining benefit service or benefit accrual under the defined benefit retirement plans and retiree health plans of the Buyer or a Subsidiary or Affiliate of the Buyer in which such Continuing Employee is entitled to participate after the Closing Date.  After the Closing Date, neither the Buyer nor any Subsidiary nor Affiliate of the Buyer shall impose and they shall cause to be waived, except with respect to short and long term disability coverage for Continuing Employees who have been employed by the Company or a Subsidiary of the Company for less than six (6) months prior to the Closing Date, any eligibility waiting period or pre-existing condition limitation or exclusion for any health benefit or other insurance or insurance-type plan in which any Continuing Employee (or the spouse or eligible dependent of any Continuing Employee) is entitled to participate and, to the extent that the initial period of coverage for any Continuing Employees under any self-insured medical health benefit plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, such Continuing Employees shall be given credit under the applicable self-insured medical health benefit plan for any deductibles by such Continuing Employees under the Company medical health benefit plan during the balance of such 12-month period of coverage.  After the Closing Date, Continuing Employees shall be eligible to participate in the employee benefit plans of the Buyer subject to the terms, conditions, and overall administration of such plans applicable to similarly situated employees.

        (d)  Except as provided in the agreements disclosed in Schedule 4.21(a)(ii) of the Disclosure Statement, notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company, the Buyer, the Surviving Corporation, or any of their respective Subsidiaries, take any action or make any payments that would result, either individually or in the aggregate, in the payment of a “parachute payment” within the meaning of Code Section 280G or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Code Section 162(m).  The Company and the Buyer shall use Commercially Reasonable Efforts to resolve matters relating to any of the foregoing.

        (e)  No provision of this Section 6.14 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) with the Buyer or any of its Affiliates and no provision of this Section 6.14 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by the Buyer or any of its Affiliates.  Neither this Agreement nor any provision hereof shall be construed as amending any employee benefit plan or employee program or arrangement or shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans, programs or arrangements of the Buyer or any of its Affiliates.

        (f)   Prior to making any written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Company shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and the Buyer and the Company shall cooperate in providing any such mutually agreeable communication.

        (g)  On or within a reasonable time prior to the date set forth opposite each Person’s name listed on Exhibit 6.14(g) attached hereto (each, a “Notice Recipient”), the Company hereby agrees to give each Notice Recipient notice that the term of the employment agreement listed next to his or her name on Exhibit 6.14(g) shall expire pursuant to the terms set forth in such employment agreement.  Each such notice shall be given in accordance with the listed employment agreement and shall state that the expiration of such employment agreement’s term shall be subject to the consummation of the transactions contemplated by this Agreement.  The Company shall use its Commercially Reasonable Efforts to provide the Buyer a copy of each notice sent pursuant to this Section 6.14(g).

        (h)  As soon as reasonably practicable after the date hereof (but in any event within a reasonable time prior to the giving of notice of the Shareholders Meeting in accordance with the terms hereof), the Company shall take all action necessary to amend the Company 401(k) Plan to provide: (i) that the participants will be entitled to direct the Company 401(k) Plan fiduciaries to vote the shares of Company Common Stock allocated to their accounts at any meeting or with respect to any action of the Shareholders of the Company (including the Shareholders Meeting) and (ii) that the shares of Company Common Stock held by the Company 401(k) Plan but unallocated to participant accounts and the Company Common Stock allocated to individual accounts of participants in the Company 401(k) Plan for which such participants do not provide timely voting instructions with respect thereto shall be voted by the plan fiduciaries in the same proportion (including at the Shareholders Meeting, "FOR" or "AGAINST" this Agreement and the transactions contemplated hereby (including without limitation the Merger and the Plan of Merger) as those shares for which participants provided timely voting instructions.

        (i)  For purposes of calculating the parachute payment subject to Code section 280G and the amount which may be paid under various employment agreements, the Buyer will exclude from the amount subject to Tax and any contractual restrictions, the non-competition payments for each affected employee equal to the amount of the employee's annual compensation multiplied by the number of years (or fraction thereof) that such employee is restricted from entering into competition with the Buyer or its Affiliates or from soliciting customers or others as provided in the employee’s employment agreement.  The Buyer will not restrict, reduce or eliminate an employee's right to payment under an employment related agreement in order to avoid application of Code section 280G, unless a restriction on payment is required by the employee's employment agreement and the payment is contingent on a change in control as described in Code section 280G(b)(2)(A)(i).

    Section 6.15.Third Party Consents and Notices.  As soon as reasonably practicable following the date hereof, the Company shall use Commercially Reasonable Efforts to provide any notice to, and to obtain all consents, waivers and approvals from, any Person required to be made or obtained under any contract, agreement or other instrument that the Company or any of its Subsidiaries or Affiliates is a party as a result of the consummation of the transactions contemplated hereby (“Third Party Consents and Notices”), and the Buyer shall cooperate with the Company in connection therewith as reasonably requested.

    Section 6.16.Financial Statements and Reports.  From the date of this Agreement and prior to the Effective Time and to the extent permitted by applicable Law, the Company will deliver to the Buyer any and all reports filed by the Company and any Bank with the FDIC, the Federal Reserve Board, the WDFI Division of Banking, the MDC, the IDB and the SEC as soon as reasonably practicable after the filing of any such report.

    Section 6.17.Action by The Reedsburg Bank Board of Directors.  Prior to the Closing Date, the Company shall cause the Board of Directors of The Reedsburg Bank to take all action necessary (including adopting a resolution by at least a majority vote) to authorize The Reedsburg Bank to merge with and into Harris N.A. under the title and charter of Harris N.A. and to declare the provisions of Section 6.11 of that certain Agreement and Plan of Reorganization by and among the Company, Merchants New Merger Corp. and Reedsburg Bancorporation, Inc., dated as of April 24, 2003, to be of no effect.

    Section 6.18.Exchange Act Deregistration.  Prior to the Closing Date, the Company shall cooperate with the Buyer and use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

    Section 6.19.Transaction Expense Update.  From time to time prior to the Closing, upon the Buyer’s reasonable request, the Company shall update the Transaction Expense Estimate.

    Section 6.20.Transfer of Seller Debt Obligations.  Prior to the Closing, the Seller shall take or cause to be taken all actions, including obtaining and delivering all certificates, opinions and consents and passing all resolutions, necessary in order to transfer all debt obligations of the Seller, including all debentures related to any trust preferred securities to the Surviving Corporation at the Effective Time.

    Section 6.21.Adjustments in Respect of the Aggregate Response Estimate Amount.  (a)  If the Company has elected to pay its regular quarterly cash dividend pursuant to Section 5.01(b) hereof, then reasonably promptly after the aggregate amount of all Response Estimates (the “Aggregate Response Estimate Amount”) has been determined, but in any event prior to the Closing, the following deductions in respect of the Aggregate Response Estimate Amount shall be made: (i) the amount of the Aggregate Response Estimate Amount up to $500,000 shall deducted from the Company’s Earnings and (ii) the amount of the Aggregate Response Estimate Amount in excess of $500,000 up to $3,500,000, divided by the total number of Common Equivalent Shares (rounding to the nearest whole cent), shall be deducted from the Per Share Merger Consideration.

        (b)  If the Company has elected to defer the payment of all regular quarterly cash dividends until after the Aggregate Response Estimate Amount has been determined, then reasonably promptly after the determination of the Aggregate Response Estimate Amount, but in any event prior to the Closing, the following deductions in respect of the Aggregate Response Estimate Amount shall be made: (i) the amount of the Aggregate Response Estimate Amount up to $500,000 shall deducted from the Company’s Earnings; (ii) the amount of the Aggregate Response Estimate Amount in excess of $500,000 up to $1,500,000 shall be deducted from the total amount of all of the Company’s regular quarterly cash dividends payable pursuant to Section 5.01(b) hereof; and (iii) the amount of the Aggregate Response Estimate Amount in excess of $1,500,000 up to $3,500,000, divided by the total number of Common Equivalent Shares (rounding to the nearest whole cent), shall be deducted from the Per Share Merger Consideration.

        (c)  Notwithstanding anything herein to the contrary, if the Company has elected to pay its regular quarterly cash dividend pursuant to Section 5.01(b) hereof and the Aggregate Response Estimate Amount is greater than $3,500,000, then either the Buyer or the Company may terminate this Agreement; provided, however, the Company shall not be entitled to terminate this Agreement under this Section 6.21(c) if the Buyer agrees in writing to limit the aggregate amount of the deductions to the Per Share Merger Consideration to $3,000,000; provided, further, the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6.21(c) if the Company agrees in writing that the aggregate amount of the deductions to the Per Share Merger Consideration shall not be limited to $3,000,000, but instead shall be equal the entire amount of the Aggregate Response Estimate Amount (or such lesser amount agreed upon in writing by the parties) in excess of $500,000.

        (d)  Notwithstanding anything herein to the contrary, if the Company has elected to defer the payment of all regular quarterly cash dividends until after the Aggregate Response Estimate Amount has been determined and the Aggregate Response Estimate Amount is greater than $3,500,000, then either the Buyer or the Company may terminate this Agreement; provided, however, the Company shall not be entitled to terminate this Agreement under this Section 6.21(d) if the Buyer agrees in writing to limit the aggregate amount of the deductions to the Per Share Merger Consideration to $2,000,000; provided, further, the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6.21(d) if the Company agrees in writing that the aggregate amount of the deductions to the Per Share Merger Consideration shall not be limited to $2,000,000, but instead shall be equal the entire amount of the Aggregate Response Estimate Amount (or such lesser amount agreed upon in writing by the parties) in excess of $1,500,000.

        (e)  Notwithstanding anything herein to the contrary, the aggregate amount of the portion of the Aggregate Response Estimate Amount to be deducted from the Per Share Merger Consideration pursuant to this Section 6.21 (the “Purchase Price Reduction Amount”) shall be reduced by the aggregate amount of any Tax deductions which may be taken by the Buyer, the Surviving Corporation or any of the Surviving Corporation's Subsidiaries solely in respect of such Purchase Price Reduction Amount assuming that the Buyer, the Surviving Corporation or the Surviving Corporation's Subsidiaries can utilize 100% of such Tax deductions to offset income that would otherwise be subject to Tax at the assumed combined marginal federal and state income tax rate of thirty-five percent (35%).

Article VII

Conditions

    Section 7.01.Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date that:

    (a)  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, including the Merger.

    (b)  All Governmental Approvals shall have been received in accordance with the applicable provisions hereof and all required waiting periods shall have expired, and no such Governmental Approvals shall contain any material condition which is not reasonably satisfactory to the Buyer.

    (c)  Shareholder Approval shall have been received.

    Section 7.02.Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a)  The representations and warranties of the Buyer and NewCo contained in Article III of this Agreement shall be true and correct in all respects as of the time immediately prior to the Closing as though made on and as of such time (other than those representations and warranties that address matters only as of a particular date or with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure or failures of all such representations and warranties to be so true and correct, either individually or in the aggregate, do not create a Material Adverse Effect with respect to the Buyer or NewCo.

    (b)  Each of the Buyer and NewCo shall have performed in all material respects all of their respective obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

    (c)  The Company shall have received a certificate signed by duly authorized officers of the Buyer and NewCo, in substantially the form of Exhibit 7.02(c) attached hereto dated as of the Closing Date, certifying that the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

    Section 7.03.Additional Conditions to the Obligations of Buyer and NewCo.  The obligations of the Buyer and NewCo to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer and NewCo:

    (a)  The representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all respects as of the time immediately prior to the Closing as though made on and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure or failures of all such representations and warranties to be so true and correct, either individually or in the aggregate, do not create a Material Adverse Effect with respect to the Company.  This Section 7.03(a) shall give effect to any additions, deletions or other modifications to the Disclosure Statement that may be included in any Supplemental Disclosure Statement if (a) such additions, deletions or other modifications were accepted in writing or deemed accepted by the Buyer (a Supplemental Disclosure Statement shall be deemed accepted by the Buyer if the Buyer fails to give written notice of the rejection of such Supplemental Disclosure Statement to the Company within ten (10) Business Days of receipt by the Buyer of such Supplemental Disclosure Statement), (b) such additions, deletions or other modifications do not, together with any other breaches of the representations and warranties of the Company contained in Article IV, individually or in the aggregate, create a Material Adverse Effect with respect to the Company or (c) the Closing occurs.

    (b)  The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date; provided, however, a breach of Section 6.11 hereof shall not constitute a basis for asserting a failure of satisfaction of this Section 7.03(b) unless such breach was willful.

    (c)  Since the date hereof, a Material Adverse Effect with respect to the Company shall not have occurred.

    (d)  If as of the Closing Date, the Company or any Subsidiary of the Company is a party to any agreement with, or directive or Order issued by, any Governmental Entity that regulates banks or bank holding companies, including the Federal Reserve Board, the FDIC, the WDFI Division of Banking, or the IDB, which imposes any material restrictions or requirements not generally applicable to banks or bank holding companies regulated by the applicable Governmental Entity with respect to the conduct of the Company’s or a Subsidiary of the Company’s business, the Buyer shall have received written confirmation from each Governmental Entity which has entered into such an agreement with the Company or a Subsidiary of the Company or which has issued such a directive or Order, in form and substance reasonably satisfactory to the Buyer, to the effect that such agreement, directive or Order will not be binding, in any way, on the Company, a Subsidiary of the Company, the Surviving Corporation, the Buyer or any Subsidiary of the Buyer or an Affiliate thereof following the Closing Date.

    (e)  At the Closing, the Company and each of the Banks shall be respectively considered “well capitalized” under Regulation Y, 12 C.F.R. §225.2(r), and the Federal Deposit Insurance Act, as amended, 12 USC §1831(o), and the applicable regulations promulgated thereunder.

    (f)  Each Phase I Review Period shall have expired, a Phase II with respect to each Phase II Notice shall have been performed, a Response Estimate with respect to each Environmental Condition identified in a Phase II Report shall have been obtained and the aggregate amount of all Response Estimates shall be determined.

    (g)  The aggregate number of Dissenting Shares shall not exceed fifteen percent (15%) of the issued and outstanding shares of Company Common Stock immediately prior to the Closing.

    (h)  All Third Party Consents and Notices set forth in Exhibit 7.03(h) attached hereto shall have been given or obtained, as applicable.

    (i)  The Buyer shall have received a certificate signed by the Chairman and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company in substantially the form of Exhibit 7.03(i) attached hereto, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.03(a), (b), (c), (e), (g) and (h) hereof have been satisfied.

Article VIII

Termination; Amendment; Waiver

    Section 8.01.Termination.  This Agreement may be terminated as follows:

    (a)  by mutual written consent duly authorized by the Buyer and the Company; or

    (b)  by the Buyer:

    (i)  if any condition set forth in Sections 7.03 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by the Buyer;

    (ii)  if any representation or warranty made by the Company is discovered to be or to have become untrue, incomplete or misleading and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.03(a) hereof and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach;

    (iii)  if the Company shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.03(b) hereof and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

    (iv)  if the board of directors of the Company (A) fails to recommend approval of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger) to the Shareholders or (B) withdraws, modifies, changes, alters or qualifies its favorable recommendation of this Agreement and the transactions contemplated hereby (including the Merger and the Plan of Merger) to the Shareholders in any manner adverse to the Buyer or (C) approves, endorses or recommends, or proposes publicly to approve, endorse or recommend, any Acquisition Proposal.

    (c)  by the Company:

    (i)  if any condition set forth in Section 7.02 of this Agreement has not been satisfied or waived in writing (if capable of waiver) and the satisfaction of such condition has become impossible, unless the failure to satisfy such condition is due to a material breach of this Agreement by the Company;

    (ii)  if any representation or warranty made by the Buyer and NewCo is discovered to be or to have become untrue, incomplete or misleading and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.02(a) hereof, and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach; or

    (iii)  if the Buyer shall have breached one or more agreements or covenants contained in this Agreement in any respect and such breach (A) would result in the failure to satisfy the condition set forth in Section 7.02(b) hereof, and (B) if capable of cure, remains uncured for a period of thirty (30) days after notice of such breach;

    (iv)  if the Board of Directors of the Company shall have approved a Superior Proposal in accordance with Section 5.04(b);

    (d)  by either the Buyer or the Company:

    (i)  if any condition set forth in Section 7.01 of this Agreement has not been satisfied and the satisfaction of such conditions has become impossible, unless the failure to satisfy such condition is due to a breach of this Agreement by the party seeking termination;

    (ii)  if the Closing has not occurred on or before the nine (9) month anniversary of the date hereof, unless the failure of the Closing to occur on or before such date is due to a breach of this Agreement by the party seeking termination; or

    (iii)  pursuant to Section 6.21 hereof.

    Section 8.02.Notice of Termination; Effect of Termination.  Any termination of this Agreement pursuant to the terms hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided herein, this Agreement shall be of no further force or effect, except for Section 6.01, this Section 8.02, Section 8.03, Section 8.04 and Article IX hereof, each of which shall survive the termination of this Agreement.  If this Agreement is terminated for any reason under Section 8.01 or the Closing otherwise does not occur, no party to this Agreement shall have any liability relating to this Agreement or the transactions contemplated hereby of any nature whatsoever (in tort, contract or otherwise, whether known or unknown, whether accrued, absolute, contingent or otherwise) except for (a) the Company's obligation to pay the Termination Fee if and to the extent required by Section 8.04 hereof or (b) any liability or damage to the extent related to or arising from any knowing and willful breach of any provisions of this Agreement.

    Section 8.03.Expenses.  Except as provided elsewhere herein, the Buyer and the Company shall each bear and pay all costs and expenses incurred by it and its respective Affiliates or on its or its respective Affiliates behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own Representatives and the Representatives of its respective Affiliates.

    Section 8.04.Termination Fee.  (a) The Buyer shall be entitled to a one time payment of $4,500,000 (the “Termination Fee”) in cash from the Company, not as a penalty but as an agreed upon termination fee and liquidated damages and as the sole and exclusive remedy of the Buyer against the Company and each party to the Voting Agreement upon the occurrence of any of the following:

    (i)  the Buyer terminates this Agreement pursuant to Section 8.01(b)(iv) hereof;

    (ii)  the Buyer terminates this Agreement pursuant to Section 8.01(b)(iii) (A) because of a breach of Section 6.04 hereof but only if (1) the Company shall have failed to call the Shareholders Meeting and mail the Proxy Statement to the holders of the Company Common Stock within ten (10) Business Days after the last to occur of (a) the final determination of the Aggregate Response Estimate Amount and (b) the clearance of the Proxy Statement by the SEC or (2) the Company shall have failed to hold the Shareholders Meeting within sixty (60) days after the last to occur of (a) the final determination of the Aggregate Response Estimate Amount and (b) the clearance of the Proxy Statement by the SEC; or (B) because of a material breach of Section 5.04 hereof;

    (iii)  either the Buyer or the Company terminates this Agreement pursuant to Section 8.01(d)(i) hereof because of the impossibility of satisfaction of the condition to the Closing specified in Section 7.01(c) hereof, and (A) prior to such termination a material breach of Section 5.04 or Section 6.04 hereof has occurred or (B)(1) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal has been announced (publicly or in a manner calculated to inform the Shareholders generally) and (2) prior to or within twelve (12) months after such termination (a) the Company or any Subsidiary of the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or (b) a transaction relating to an Acquisition Proposal shall have been consummated; or

           (iv)  the Company terminates this Agreement pursuant to Section 8.01(c)(iv) hereof.

 (b)  If the Company is required to pay the Termination Fee under Section 8.04(a), then the Company shall make payment of the Termination Fee in immediately available funds within two (2) Business Days after termination of this Agreement in the case of the occurrence of any event described in Section 8.04(a)(i), (ii), (iii)(A) or (iv) and within two (2) Business Days after a definitive agreement is entered into by the Company or any Subsidiary relating to an Acquisition Proposal or a transaction relating to an Acquisition Proposal is consummated in the case of  Section 8.04(a)(iii)(B).

    Section 8.05.Amendment.  This Agreement may be amended by the parties hereto by action taken by the board of directors of the Buyer, the board of directors of NewCo and the board of directors of the Company at any time before or after Shareholder Approval; provided, however, no amendment shall be made after the receipt of Shareholder Approval which by Law requires further approval of the Shareholders unless such further approval is obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  The Buyer, NewCo and the Company may without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

    Section 8.06.Waiver.  Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the receipt of Shareholder Approval, no waiver of any term, provision or condition hereof shall be made which by Law requires further approval of the Shareholders unless such further approval is obtained.  Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

Article IX

General Provisions

    Section 9.01.Notices.  Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or the parties as specified below if delivered in person or by an internationally recognized commercial delivery service or if sent by certified or registered mail (return receipt requested) or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours on a Business Day and that any transmission received after normal business hours shall be deemed to be received at the start of the next Business Day, in each case addressed as follows (or at such other address for a party as shall be specified by such party in writing):

if to the Buyer, NewCo or
the Surviving Corporation:
Harris Bankcorp, Inc.
111 West Monroe Street, Suite 21E
Chicago, Illinois 60603
Facsimile: (312) 785-8106
Attention: Paul V. Reagan, Esq.

with a copy to:
Chapman and Cutler LLP
111 West Monroe Street, Suite 15E
Chicago, Illinois 60603
Facsimile: (312) 701-2361
Attention: Douglas R. Hoffman, Esq.

if to the Company:	Merchants and Manufacturers Bancorporation, Inc. 5445 South Westridge Drive
New Berlin, Wisconsin 53151
Facsimile: (262) 796-8158
Attention: Michael J. Murry

with a copy to:
Reinhart Boerner Van Deuren S.C.
1000 North Water Street, Suite 2100
Milwaukee, Wisconsin 53202
Facsimile: (414) 298-8097
Attention: James M. Bedore, Esq.

Notices shall be given to such other addressee or address, or both, as a particular party may from time to time designate by written notice to the other parties hereto.  Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

    Section 9.02.Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    Section 9.03.Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, (i) the respective Representatives of the parties hereto shall be entitled to rely upon the respective representations and warranties of the parties hereto contained in Sections 3.06 and 4.35 hereof, (ii) the provisions of Article II may be enforced by the applicable shareholders and option holders entitled to receipt of the Aggregate Merger Consideration thereunder and their heirs and/or representatives and (iii) the provisions of Section 6.10 may be enforced by the applicable directors and officers and their heirs and/or representatives.  Notwithstanding the foregoing, the parties hereto shall have no monetary liability to any Representative of a party if any of the transactions contemplated hereby (including the Merger and the Plan of Merger) are reportable under Treas. Reg. § 1.6011-4 as promulgated under the Code; and each party hereto agrees to reasonably cooperate with all Representatives of a party hereto, and to provide all information necessary, in order for such Representative to comply with all applicable disclosure requirements under the Code.

    Section 9.04.Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 9.05.Surviving Provisions.  All representations, warranties, covenants and agreements of the parties in this Agreement shall not survive after the Closing, except that any provisions contained in this Agreement which by their terms survive or are to be performed after the Closing Date shall survive for their respective periods specified, or if no such period is specified, for a reasonable time under the circumstances.

    Section 9.06.Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.07.Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, the Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates (each a “Permitted Assignee”) upon not less than five (5) days prior written notice to the Company.  The Buyer’s assignment to a Permitted Assignee as contemplated hereby shall not release or relieve the Buyer from any liability under this Agreement.  Contemporaneously with such assignment, the Permitted Assignee shall execute a counterpart of this Agreement and a certificate containing the representations and warranties set forth in Article III conformed to be applicable to such Permitted Assignee.

    Section 9.08.Governing Law.  The Merger and Plan of Merger shall be governed by and construed in accordance with the laws of the State of Wisconsin.  All other provisions in this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.  Unless the parties agree in writing otherwise, any appraisal, arbitration, claim or other Proceeding shall be held in Chicago, Illinois.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in the respective location described in the foregoing sentence, agrees that process may be served upon them in any manner authorized by the Law of such jurisdiction and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    Section 9.09.Reliance on Tax Advisers.  Except as explicitly provided in this Agreement, each party hereto shall seek the advice of its own Tax advisers relating to the proper characterization of the transactions contemplated by this Agreement (including the Merger and the Plan of Merger) and no party hereto shall be entitled to rely upon e-mails, messages, oral communications or other informal statements from the Representative of any other party hereto for the purpose of avoiding penalties that may be imposed upon the recipient of any such informal statements.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Harris Bankcorp, Inc.

By /s/ Paul V. Reagan
Name: Paul V. Reagan
Title: Executive Vice President and General Counsel

Boundary Acquisition Corporation

By /s/ Paul V. Reagan
Name: Paul V. Reagan
Title: Senior Vice President

Merchants and Manufacturers Bancorporation, Inc.

By /s/ Michael J. Murry
Name: Michael J. Murry
Title: Chairman and CEO